Exhibit 10.2

PURCHASE AND SALE AGREEMENT

Real Property:	40 Allied Drive
Dedham/Westwood, Massachusetts
Date:    August 31, 2016

TABLE OF CONTENTS
Article    Page
ARTICLE 1 CERTAIN DEFINITIONS    1
ARTICLE 2 SALE OF PROPERTY    5
ARTICLE 3 PURCHASE PRICE    5

3.1	Purchase Price. 5

3.2	Deposit Money. 5

3.3	Cash at Closing. 5
ARTICLE 4 TITLE MATTERS    6

4.1	Title Defects. 6

4.1.1	Certain Exceptions to Title. 6

4.1.2	Discharge of Title Objections. 7

4.2	Title Insurance. 7
ARTICLE 5 BUYER’S DUE DILIGENCE/CONDITION OF THE PROPERTY    8

5.1	Buyer’s Inspections and Due Diligence. 8

5.2	Intrusive Testing. 8

5.3	Termination of Agreement During Due Diligence Period. 9

5.4	Property Sold “As Is”. 9

5.5	Survival. 10
ARTICLE 6 ADJUSTMENTS AND PRORATIONS    11

6.1	Lease Rentals. 11

6.1.1	Definition of “Rent”. 11

6.1.2	Rents. 11

6.1.3	Tenant Improvement Allowances. 11

6.2	Real Estate and Personal Property Taxes and Other Fees and Assessments. 12

6.2.1	Proration’s. 12

6.2.2	Tax Protests; Tax Refunds and Credits. 12

6.3	Property Operating Expenses and Estimated Payments of Tenant Operating Costs and Taxes. 13

6.4	Tenant Deposits, Fees, Charges and Leasing Commissions. 13

6.5	Closing Costs. 14

6.6	Apportionment Credit. 15
ARTICLE 7 CLOSING    15

7.1	Closing Date. 15

7.2	Title Transfer and Payment of Purchase Price. 15

7.3	Seller’s Closing Deliveries. 15

7.4	Buyer’s Closing Deliveries. 16
ARTICLE 8 CONDITIONS TO CLOSING    17

8.1	Conditions to Seller’s Obligations. 17

8.2	Conditions to Buyer’s Obligations. 17

8.3	Waiver of Failure of Conditions Precedent. 18

8.4	Approvals Not a Condition to Buyer’s Performance. 18
ARTICLE 9 REPRESENTATIONS AND WARRANTIES    18

9.1	Buyer’s Representations. 18

9.1.1	Buyer’s Authorization. 18

9.1.2	Buyer’s Financial Condition. 19

9.1.3	Patriot Act. 19

9.2	Seller’s Representations. 19

9.2.1	Seller’s Authorization. 19

9.2.2	Litigation. 19

9.2.3	Rent Roll. 20

9.2.4	Violations. 20

9.2.5	Pending Condemnation. 20

9.2.6	Property Documents. 20

9.2.7	Patriot Act. 20

9.3	General Provisions. 20

9.3.1	No Representation as to Leases. 20

9.3.2	Definition of “Seller’s Knowledge” and “Written Notice” to Seller. 20

9.3.3	Seller’s Representations Deemed Modified. 21

9.3.4	Notice of Breach; Seller’s Right to Cure. 21

9.3.5	Survival; Limitation on Seller’s Liability. 22
ARTICLE 10 COVENANTS    23

10.1	Buyer’s Covenants. 23

10.1.1	Delivery of Reports. 23

10.2	Seller’s Covenants. 23

10.2.1	Contracts. 23

10.2.2	Maintenance of Property. 23

10.2.3	Walk-Through. 23

10.3	Mutual Covenants. 24

10.3.1	Publicity. 24

10.3.2	Broker. 24

10.3.3	Survival. 24
ARTICLE 11 Intentionally Deleted    25
ARTICLE 12 DEFAULT    25

12.1	Buyer’s Default. 25

12.2	Seller’s Default. 25
ARTICLE 13 CONDEMNATION/CASUALTY    25

13.1	Condemnation. 25

13.1.1	Right to Terminate. 25

13.1.2	Assignment of Proceeds. 26

13.2	Destruction or Damage. 26

13.3	Effect of Termination. 27

13.4	Waiver. 27
ARTICLE 14 ESCROW    26
ARTICLE 15 MISCELLANEOUS    27

15.1	Assignment. 27

15.2	Designation Agreement. 27

15.3	Survival/Merger. 28

15.4	Integration; Waiver. 28

15.5	Governing Law. 28

15.6	Captions Not Binding; Exhibits. 28

15.7	Binding Effect. 29

15.8	Severability. 29

15.9	Notices. 29

15.10	Counterparts. 30

15.11	No Recordation. 30

15.12	Additional Agreements; Further Assurances. 30

15.13	Construction. 31

15.14	Business Day. 31

15.15	Maximum Aggregate Liability. 31

15.16	WAIVER OF JURY TRIAL. 31

15.17	Electronic Signatures. 31

15.18	Riders. 31

15.19	Attorneys’ Fees. 32

15.20	No Presumption Regarding Drafts. 32

15.21	Submission Not An Offer. 32

EXHIBITS

Exhibit A    Legal Description
Exhibit B    List of Leases, Subleases and Contracts
Exhibit C    List of Due Diligence Materials
Exhibit D    Form of Deed
Exhibit E    Form of Bill of Sale
Exhibit F    Form of Assignment of Leases
Exhibit G    Form of Assignment of Contracts, Licenses and Permits
Exhibit H    Form of Notice to Tenants
Exhibit I    Form of FIRPTA Affidavit
Exhibit J    Forms of Third Amendment to NEBH Lease and Third Amendment to MBRMRI
Lease
Exhibit K    Form of Estoppel Certificate
Exhibit L    Form of Escrow Agreement

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made to be effective as of August 31, 2016 (the “Effective Date”), by GREATER BOSTON MUSCULOSKELETAL CENTER REAL ESTATE COMPANY, LLC, a Massachusetts limited liability company (“Seller”), and RREEF AMERICA L.L.C., a Delaware limited liability company, or permitted assignee or nominee (“Buyer”).
W I T N E S S E T H:
In consideration of the mutual covenants and agreements set forth herein the parties hereto do hereby agree as follows:
ARTICLE 1

CERTAIN DEFINITIONS
As used herein, the following terms shall have the following meanings:
“Agreement” shall have the meaning in the Preamble.
“Broker” shall mean Newmark Grubb Knight Frank.
“Buyer” shall have the meaning set forth in the Preamble to this Agreement.
“Buyer’s Representatives” shall mean Buyer, its partners and members, and any officers, directors, employees, agents, representatives, lenders and attorneys of Buyer, its partners or members.
“Closing” shall mean the closing of the Transaction.
“Closing Date” shall mean September 22, 2016, subject to any express Closing Date extension rights contained herein or such other date on which Seller and Buyer may mutually agree in writing for the closing of the Transaction; provided, however, in each case above, if the Closing Date falls on a Monday, then the Closing Date shall occur on the next business day thereafter.
“Contracts” shall mean all service, supply, maintenance and utility agreements, all equipment leases, and all other contracts, subcontracts and agreements relating to the Project entered into by Seller (or Property Manager on Seller’s behalf), as described in Exhibit B attached hereto and incorporated herein by this reference, and any additional contracts, subcontracts and agreements entered into in accordance with the terms of Section 10.2.1 hereof.
“deemed to know” (or words of similar import) shall have the following meaning: (a)  Buyer shall be “deemed to know” of the existence of a fact or circumstance to the extent that such fact or circumstance is disclosed by this Agreement, the Documents, or any studies, tests, reports, or analyses prepared by or for or otherwise obtained by Buyer or Buyer’s Representatives in connection with the Property; and (b) Buyer shall be “deemed to know” that a representation or warranty of Seller is untrue, inaccurate or incorrect to the extent that this Agreement, the Documents, or any studies, tests, reports or analyses prepared by or for or otherwise obtained by Buyer or Buyer’s Representatives in connection with the Property contains information which is inconsistent with such representation or warranty.
“Deposit” shall have the meaning set forth in Section 3.2.
“Designated Employee” shall mean Thomas Shields who is an individual in Seller’s organization responsible for this Transaction.
“Documents” shall mean the documents and instruments applicable to the Property or any portion thereof that Seller or any of the other Seller Parties deliver or make available to Buyer prior to Closing or otherwise allow Buyer access to prior to Closing at the Real Property, including, but not limited to, the Property Documents, all of which have been made available to Buyer as of the Effective Date.
“Drainage Easement Taking” shall mean a Taking of Drainage Easement by the Commonwealth of Massachusetts set forth in a document recorded with the Registry in Book 3380, Page 251.
“Due Diligence” shall mean Buyer’s evaluations and/or investigations with respect to the Property, the Documents, the local and regional market, and other information and documents regarding the Property, including, without limitation, examination and review of title matters, applicable land use and zoning Laws and other Laws applicable to the Property, the physical condition of the Property, and the economic status of the Property.
“Due Diligence Period” shall mean the period commencing on the Effective Date and expiring on September 16, 2016.
“Effective Date” shall have the meaning set forth in the Preamble to this Agreement.
“Escrow Agent” shall mean the Title Company, in its capacity as escrow agent.
“Estoppel Certificates” shall mean usual and customary tenant estoppel certificates for all tenants, including the Required Tenant Estoppel Certificates.
“Generator” shall mean that certain generator owned by NEBH and serving its leased premises and the common facilities of the Building.
“Laws” shall mean all municipal, county, state or federal statutes, codes, ordinances, laws, rules or regulations, including, without limitation, environmental and Securities Exchange Commission laws, rules or regulations.
“Leases” shall mean all leases for tenants of the Real Property on the Closing Date as described in Exhibit B attached hereto.

“NEBH” shall mean New England Baptist Hospital.
“Other Property Rights” shall mean, collectively, Seller’s interest in and to all of the following, if and to the extent the same are assignable by Seller without any expense or other liability to Seller: (a) to the extent that the same are in effect as of the Closing Date, any licenses, permits and other written authorizations necessary for the use, operation or ownership of the Real Property, and (b) those guaranties and warranties in effect with respect to any right to any portion of the Property as of the Closing Date.
“Permitted Exceptions” shall mean and include all of the following: (a) applicable zoning and building ordinances (including, without limitation, the requirements of all permits affecting the Project), environmental laws and land use regulations, (b) the Drainage Easement Taking, (c) unless Buyer timely objects to any thereof as provided in Section 4.1.1 hereof (i) the Title Documents, including such exceptions to title as are listed on Schedule B of the Title Commitment other than the Drainage Easement Taking, and (ii) any matters about which Buyer knows or is deemed to know prior to the expiration of the Due Diligence Period, (d) the Survey, (e) such state of facts as would be disclosed by a physical inspection of the Property, including, without limitation, an instrument survey of the Real Property, (f) the lien of taxes and assessments not yet due and payable, (g) any exceptions to title caused by Buyer, its agents, representatives or employees, (h) such other exceptions to title as the Title Company shall commit to insure over, without any additional cost to Buyer, whether such insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise, (i) the rights of the tenants and the obligations of the landlord under the Leases, and, (j) any matters deemed to constitute additional Permitted Exceptions under Section 4.1.1 hereof.
“Personal Property” shall mean all tangible personal property owned by Seller (excluding any computer software or programs which either (i) are licensed to Seller, or (ii) Seller deems proprietary) located on the Real Property and used in the ownership, operation and maintenance of the Real Property. The Generator (and any other personal property owned by tenants of the Real Property shall not constitute Personal Property.
“Project” shall mean the office building and appurtenant facilities located on the Real Property known as 40 Allied Drive, Dedham/Westwood, Massachusetts.
“Property” shall mean, collectively, (a) the Real Property, (b) the Personal Property, (c) Seller’s interest as landlord in all Leases, and (d) the Other Property Rights.
“Property Documents” shall mean, collectively, (a) the Leases, (b) the Contracts, (c) any other documents or instruments which constitute or otherwise create any portion of the Property, and (d) all documents and items made available to Buyer by Seller prior to Closing, and, to the extent in Seller’s possession or control, all other documents listed on Exhibit C attached hereto.
“Property Manager” shall mean Colliers International New England, LLC, a Massachusetts limited liability company.

“Purchase Price” shall have the meaning set forth in Section 3.1.
“Real Property” shall mean that certain property legally described in Exhibit A, attached hereto and incorporated herein by this reference, owned by Seller as of the Closing Date. For Seller’s title see deed dated May 31, 2011 recorded at the Registry in Book 28840, Page 31.
“Required Estoppel Certificates” shall mean usual and customary tenant estoppel certificates prepared by Buyer for execution and delivery by the following tenants of the Real Property: NEBH and Massachusetts Bay Regional MRI Limited Partnership (“MBRMRI”).
“Registry” means the Norfolk County Registry of Deeds.
“Seller” shall have the meaning set forth in the Preamble to this Agreement.
“Seller Parties” shall mean and include, collectively, (a) Seller; (b) its counsel; (c) Property Manager; (d) NEBH (in its capacity only as a member of the Seller entity and not as a tenant under a Lease), Shields Dedham Real Estate, LLC, and any other direct or indirect equity owner, member, officer, director, employee, or agent of any of the foregoing parties; and (e) any other entity or individual affiliated or related in any way to any of the foregoing.
“Seller’s Warranties” shall mean Seller’s representations and warranties set forth in Section 9.2 hereof and in any documents executed by Seller for the benefit of Buyer in connection with Closing.
“Tax Year” shall mean the real estate tax assessment year for the towns in which the Project is located.
“Title Commitment” shall mean the commitment to issue an Owner’s Policy of Title Insurance with respect to the Real Property.
“Title Company” shall mean Chicago Title Insurance Company.
“Title Documents” shall mean all recorded documents referred to on Schedule B of the Title Commitment as exceptions to coverage and any other recorded documents that have been made available to Buyer.
“Transaction” shall mean the purchase and sale transaction contemplated by this Agreement.
ARTICLE 2

SALE OF PROPERTY
Seller agrees to sell, transfer and assign, and Buyer agrees to purchase, accept and assume, subject to the Permitted Exceptions and the terms and conditions set forth in this Agreement and the Exhibits attached hereto, all of Seller’s right, title and interest in and to the Property.

ARTICLE 3

PURCHASE PRICE

3.1	Purchase Price. The purchase price (the “Purchase Price”) to be paid by Buyer for the purchase of the Property is Thirty-Four Million and no/100ths Dollars ($34,000,000.00).

3.2
Deposit Money. Within three (3) business days from the Effective Date, Buyer shall deposit with Escrow Agent cash earnest money in the amount of One Million and no/100ths ($1,000,000.00) Dollars in immediately available funds by wire transfer to the Escrow Agent (the “Deposit”). The Deposit shall be held and delivered by Escrow Agent in accordance with the provisions of the escrow agreement attached hereto as Exhibit L. Except as otherwise set forth herein, the Deposit shall be applied against the Purchase Price on the Closing Date. Notwithstanding the foregoing to the contrary, instead of a cash Deposit, Buyer may, at its option, provide an irrevocable letter of credit, in form and substance satisfactory to Seller (“LOC Deposit”). If Buyer elects to provide the LOC Deposit instead of a cash Deposit and Buyer has not terminated this Agreement pursuant to Section 5.3(a) below, Buyer shall make payment of One Million and no/100ths Dollars ($1,000,000.00) in cash to the Escrow Agent on or before 5:00 PM Eastern on September 20, 2016, whereupon the Escrow Agent shall return the LOC Deposit to Buyer and the substituted cash payment shall become the Deposit. If Buyer fails to timely deliver immediately available U.S. federal funds pursuant to the immediately preceding sentence, then on September 21, 2016, Escrow Agent shall be entitled to draw on the Letter of Credit, and is irrevocably and unconditionally authorized and instructed by Buyer and Seller to draw on the Letter of Credit immediately, and the proceeds of the Letter of Credit shall be held and applied as the Deposit pursuant to this Agreement.

3.3
Cash at Closing. On the Closing Date, Buyer shall pay to Seller an amount equal to the Purchase Price (less the Deposit) in immediately available funds by wire transfer as more particularly set forth in Section 7.2, subject to the prorations and adjustments set forth in Article 6 or as otherwise provided under this Agreement, plus any other amounts required to be paid by Buyer at Closing. TIME IS OF THE ESSENCE FOR CLOSING TO OCCUR ON THE CLOSING DATE AND FOR ALL OTHER DATES AND OBLIGATIONS IN THIS AGREEMENT.

ARTICLE 4

TITLE MATTERS

4.1	Title Defects.

4.1.1	Certain Exceptions to Title.
On or prior to the Effective Date, Buyer shall order the Title Commitment from the Title Company and an ALTA Survey of the Real Property (the “Survey”). Buyer shall use commercially reasonable efforts to deliver to Seller a copy of the Survey promptly after receipt thereof by Buyer, but in any event a copy of the Survey shall be delivered to Seller as part of Buyer’s Title Objections (as hereinafter defined). Buyer shall have the right to object in writing to any title, survey or zoning matters that are not Permitted Exceptions (herein collectively called the “Other Exceptions”) shown on the Title Commitment and Title Documents or disclosed by the Survey by written notice to Seller given no later than the expiration of the Due Diligence Period, and to any Other Exceptions recorded at the Registry after the date of the Title Commitment and first appearing on any subsequent update to the Title Commitment or Title Documents within three (3) business days after Buyer obtains knowledge thereof, but in any event no later than the Closing Date. Unless Buyer shall timely object to such Other Exceptions, all such Other Exceptions shall be deemed to constitute additional Permitted Exceptions. Any Other Exceptions that are timely objected to by Buyer shall be herein collectively called the “Title Objections.” Seller shall, at Closing, remove or cause to be removed any Title Objections to the extent (and only to the extent) that (i) such Title Objections have not been caused by Buyer, its agents, representatives or employees, and (ii) such Title Objections are (A) mortgage financing documentation created by Seller, or (B) mechanics’ or materialmen’s liens and liens evidencing monetary encumbrances (other than liens for non-delinquent general real estate taxes) which can be removed by payment of liquidated amounts (including, without limitation, for attorneys’ fees), but to the extent such liens do not arise by, through or under Seller, Seller shall not be required to pay more than $25,000.00 to remove such liens, or (C) liens created by Seller or its agents and affiliates (collectively, the “Required Clearance Exceptions”). Seller may elect (but shall not be obligated) to remove, or cause to be removed at its expense, any other Title Objections. Seller shall be entitled to a reasonable adjournment of the Closing (not to exceed thirty (30) days without Buyer’s consent, which consent shall not be unreasonably withheld, delayed or conditioned) for the purpose of the removal of any Required Clearance Exceptions or other Title Objections, which removal will be deemed effected by the issuance of title insurance eliminating or insuring against the effect of any such Title Objections. To the extent that the same do not constitute Required Clearance Exceptions, Seller shall notify Buyer in writing within ten (10) business days after receipt of Buyer’s notice of Title Objections (“Seller’s Response Period”) whether Seller elects to remove the same. If Seller is unable to remove or endorse over any Required Clearance Exceptions or other Title Objections prior to the Closing, or if Seller elects not to remove or endorse over one or more Title Objections, Buyer may elect to either (a) terminate this Agreement in its entirety by notice given to Seller (1) on the Closing Date if Seller is unable to remove or endorse over any such Title Objections, or (2) within three (3) business days after notice from Seller of its election not to remove or endorse over any such Title Objections (“Buyer’s Response Period”), and in either event the Deposit shall be refunded to Buyer, and thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (b) waive such Title Objections, in which event such Title Objections shall be deemed additional “Permitted Exceptions” and the Closing shall occur as herein provided without any reduction of or credit against the Purchase

Price. The Closing Date shall be postponed to allow Seller’s Response Period and Buyer’s Response Period to fully run.

4.1.2	Discharge of Title Objections.
If on the Closing Date there are any Required Clearance Exceptions or any other Title Objections which Seller has elected to pay and discharge, Seller may use any portion of the Purchase Price to satisfy the same, provided Seller shall either (a) deliver to Buyer at the Closing (or thereafter in accordance with Massachusetts Laws or the title or practice standards of the Massachusetts Real Estate Bar Association, which practice standards shall govern any title and adjustment matters arising under this Agreement) instruments in recordable form and sufficient to cause such Title Objections to be released of record together with the cost of recording or filing such instruments, or (b) cause the Title Company to insure over the same, without any additional cost to Buyer, whether such insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise.

4.2
Title Insurance. At Closing, Buyer shall cause the Title Company to issue to Buyer an owner’s form title insurance policy in the form that is customary in the Commonwealth of Massachusetts in the amount of the Purchase Price (collectively, the “Owner’s Title Policy”), insuring as of the date and time of Closing that fee simple title to the Real Property is vested in Buyer, subject only to the Permitted Exceptions(excluding any Required Clearance Exceptions matters and other matters that may be agreed, in Seller’s sole discretion, to be removed by Seller). Buyer shall be entitled to request that the Title Company provide endorsements or amendments to the Owner’s Title Policy as Buyer may reasonably require, provided (a) such endorsements or amendments shall be at no cost to, and shall impose no additional liability on, Seller, and (b) Buyer’s obligations under this Agreement shall not be conditioned upon Buyer’s ability to obtain such endorsements or amendments and, if Buyer is unable to obtain such endorsements or amendments, Buyer shall nevertheless be obligated to proceed to close the Transaction without reduction of or set off against the Purchase Price, and (c) the Closing shall not be delayed as a result of Buyer’s request.

ARTICLE 5

BUYER’S DUE DILIGENCE/CONDITION OF THE PROPERTY

5.1
Buyer’s Inspections and Due Diligence. Buyer, during the Due Diligence Period, shall conduct such Due Diligence as Buyer deems necessary or appropriate. Seller promptly shall make the Documents available to Buyer during normal business hours for Buyer’s inspection at the Real Property during the Due Diligence Period (and through Closing if this Agreement has not been terminated by Buyer during the Due Diligence Period). Upon reasonable prior notice from Buyer, Seller shall allow Buyer or Buyer’s Representatives reasonable access to the Real Property during the Due Diligence Period (and through Closing if this Agreement has not been terminated by Buyer during the Due Diligence Period) for purposes of non-intrusive inspection of the Real Property. The Property Manager and/or other representatives of Seller may, at Seller’s election, be present during any inspection of the Real Property by Buyer. Buyer shall not damage the Real Property and shall immediately restore damage caused by Buyer to the Real Property and remove anything placed on the Real Property in connection with its inspection(s). Other than the Property Manager, Buyer and the Buyer’s Representatives shall not interview tenants or personnel at the Project without Seller’s prior consent, not to be unreasonably withheld, conditioned or delayed. Buyer shall indemnify, defend, and hold Seller free and harmless from any loss, injury, damage, claim, lien, violation of Laws, cost or expense, including reasonable attorney’s fees and costs, arising out of Buyer’s Due Diligence, which defense and indemnification obligation shall survive Closing or termination of this Agreement; provided, however, Buyer shall have no liability for its mere discovery of a defect at the Property. Seller shall give Buyer written notice of any physical damage to the Property or any claim against Seller resulting from Buyer’s Due Diligence within ten (10) days of Seller’s discovery of such damage. Buyer shall maintain, and shall cause the Buyer’s Representatives to maintain, the confidentiality of the Due Diligence, and, if this Agreement terminates without Closing occurring for any reason, upon Seller’s request, Buyer shall return all originals and copies of any Due Diligence in Buyer’s possession or control. When making any physical or environmental inspection(s) of the Real Property, Buyer shall ensure that it and any of its contractors, employees, agents and invitees carry liability insurance coverage in an amount of not less than Three Million ($3,000,000) Dollars, naming Seller and the Property Manager as an additional insured, and shall provide Seller with written evidence of same prior to any such inspection.

5.1
Intrusive Testing. BUYER SHALL NOT CONDUCT OR ALLOW ANY PHYSICALLY INTRUSIVE TESTING OF, ON OR UNDER THE REAL PROPERTY WITHOUT FIRST OBTAINING SELLER’S WRITTEN CONSENT (TO BE GRANTED OR WITHHELD IN SELLER’S SOLE DISCRETION) AS TO THE TIMING AND SCOPE OF WORK TO BE PERFORMED AND, UPON REQUEST OF SELLER, ENTERING INTO AN ACCESS AND INSPECTION AGREEMENT IN A FORM ACCEPTABLE TO SELLER. BUYER’S BREACH OF THE FOREGOING PROHIBITION SHALL ENTITLE SELLER, AT ITS OPTION, IMMEDIATELY AND WITHOUT ANY CURE PERIOD, TO DECLARE THIS AGREEMENT TO BE TERMINATED AND TO RETAIN SUCH PORTION OF THE DEPOSIT AS IS NECESSARY TO COMPENSATE SELLER FOR ITS ACTUAL DAMAGES IN CONNECTION WITH SUCH BREACH.

5.2	Termination of Agreement During Due Diligence Period.

(a)
If Buyer is not satisfied with the results of its Due Diligence during the Due Diligence Period, it may terminate this Agreement in its entirety for any reason whatsoever by giving Seller written notice thereof by no later than 5:00 p.m. Eastern Time on the last day of the Due Diligence Period. In the event of such termination, neither Seller nor Buyer shall have any liability hereunder except as provided in Section 5.3(b) below and except for those obligations which expressly survive the termination of this Agreement.

(b)	Application of Deposit.

(i)	In the event this Agreement is terminated by Buyer prior to the expiration of the Due Diligence Period, then the entire Deposit shall be immediately and fully refunded to Buyer.

(ii)
In the event this Agreement is not terminated prior to the expiration of the Due Diligence Period, then the entire Deposit shall be non-refundable, except as otherwise provided in this Agreement, and shall be applied against the Purchase Price on the Closing Date.

5.1
Property Sold “As Is”. Buyer acknowledges and agrees that, except for Seller’s Warranties, (i) the Property is being sold, and Buyer shall accept possession of the Property on the Closing Date, “AS IS, WHERE IS, WITH ALL FAULTS”, with no right of setoff or reduction in the Purchase Price; (ii) none of the Seller Parties have or shall be deemed to have made any verbal or written representations, warranties, promises or guarantees (whether express, implied, statutory or otherwise) to Buyer with respect to the Property, any matter set forth, contained or addressed in the Documents (including, but not limited to, the accuracy and completeness thereof), the results of Buyer’s Due Diligence, including, without limitation, with respect to zoning, building codes, environmental Laws, the Real Property’s development, potential income, or expenses; and (iii) Buyer has confirmed (or will confirm during the Due Diligence Period) independently all information that it considers material to its purchase of the Property or the Transaction. Buyer specifically acknowledges that, except for Seller’s Warranties, Buyer is not relying on (and Seller and each of the other Seller Parties does hereby disclaim and renounce) any representations or warranties of any kind or nature whatsoever, whether oral or written, express, implied, statutory or otherwise, from Seller or any other Seller Parties, as to any matter whatsoever. Buyer further acknowledges and agrees that, except for Seller’s Warranties, Seller is under no duty to make any affirmative disclosures or inquiry regarding any matter which may or may not be known to Seller or any of the other Seller Parties, and Buyer, for itself and for its successors and assigns, hereby expressly waives and releases Seller and each of the other Seller Parties from any such duty that otherwise might exist.

(a)
Any reports, repairs or work required by Buyer are the sole responsibility of Buyer, and Buyer agrees that there is no obligation on the part of Seller to make any changes, alterations or repairs to the Property or to cure any violations of Law or to comply with the requirements of any insurer.

(b)
Except for Seller’s Warranties, Buyer, for Buyer and Buyer’s successors and assigns, hereby releases Seller and each of the other Seller Parties from, and waives all claims and liability against Seller and each of the other Seller Parties for or attributable to, the following:

(i)	any and all statements or opinions heretofore or hereafter made, or information furnished, by the Seller Parties to Buyer or any of Buyer’s Representatives; and

(ii)
any and all losses, costs, claims, liabilities, expenses, demands or obligations of any kind or nature whatsoever attributable to the Property, whether arising or accruing before, on or after the Closing Date and whether attributable to events or circumstances which have heretofore or may hereafter occur, including, without limitation, all losses, costs, claims, liabilities, expenses, demands and obligations with respect to the structural, physical, or environmental condition of the Property;

provided, however, that the release and waiver set forth in this Section 5.4(c) is not intended and shall not be construed to affect or impair any rights or remedies that Buyer may have against Seller as a result of a breach of any of the Seller’s Warranties.

(c)
Buyer acknowledges and agrees that the provisions of this Article 5 were a material factor in Seller’s acceptance of the Purchase Price and that while Seller has provided the Documents and cooperated with Buyer, Seller is unwilling to sell the Property unless Seller and the other Seller Parties are expressly released as set forth in Section 5.4(c).

5.1	Survival. Notwithstanding anything to the contrary herein, the provisions of this Article 5 shall survive the Closing and shall not be merged therein.
ARTICLE 6

ADJUSTMENTS AND PRORATIONS
The following adjustments and prorations shall be made for the Property as of 12:01 a.m. on the Closing Date:

6.1	Lease Rentals.

6.1.1	Definition of “Rent”.
For purposes of this Article 6, the term “Rent” shall mean all rents due from the tenants under the Leases (including, without limitation, all pass-through payments due from tenants for real estate taxes, utilities and other operating expenses).

6.1.2	Rents.
Seller shall be entitled to all Rents attributable to any period through the day immediately preceding the Closing Date. Buyer shall be entitled to all Rents attributable to any period on and after the Closing Date. Prorations for Rents shall be calculated and paid at Closing; provided that there shall be no credit to Buyer or Seller for Rents delinquent as of the calculation date. After Closing, Buyer shall make a good faith, reasonable effort to collect, on Seller’s behalf, any Rents due but not collected as of the Closing Date and, if Buyer so collects such Rents, Buyer shall tender the same to Seller upon receipt (which obligation of Buyer shall survive the

Closing and not be merged therein); provided, however, that all Rents collected by Buyer on and after the Closing Date shall first be applied to all amounts due under the Leases at the time of collection (i.e., current Rents and sums due Buyer as the current owner and landlord) with the balance (if any) payable to Seller, but only to the extent of amounts delinquent and actually due Seller. Seller shall have no right to pursue tenants for collections of amounts due from tenants under the Leases. Buyer agrees to deliver to Seller, on or before the tenth (10th) day of each calendar month from and after the Closing Date through and including the ninetieth (90th) day following the Closing Date, a written report as to the status of collections from all tenants who were delinquent as of the Closing Date, and if such report is not timely delivered, Buyer shall deliver such report to Seller within five (5) days after Seller’s written request therefor. The provisions of this Section 6.1.2 shall survive the Closing (and not be merged therein).

6.1.3	Tenant Improvement Allowances.
Any tenant improvement allowances due from Seller, as Landlord, to NEBH and MBRMRI or any other tenants shall be paid to those tenants out of the net Purchase Price proceeds payable to Seller. As of the Effective Date, the unpaid tenant allowances owed to tenants are set forth below:
Name                            Amount Owed
NEBH                            $1,200,000.00
MBRMRI                        $ 322,875.00

6.2	Real Estate and Personal Property Taxes and Other Fees and Assessments.

6.2.1
Prorations. Real estate and personal property taxes for the Real Property assessed for the Tax Year in which Closing occurs shall be prorated based upon the actual number of days in such Tax Year, with Seller being responsible for that portion of such Tax Year occurring prior to 12:01 a.m. on the Closing Date and Buyer being responsible for that portion of such Tax Year occurring on and after 12:01 a.m. on the Closing Date. If, at Closing, the real estate and/or personal property tax rate and assessments for the Real Property have not been set for the Tax Year in which the Closing occurs, then the proration of such taxes shall be based upon the rate and assessments for the preceding Tax Year. Subject to any current tax contests, Seller shall pay all installments of real estate and/or personal property tax and special assessments for the Real Property due and payable before the Closing Date, and Buyer shall pay all installments of such real estate and/or personal property tax and special assessments for the Real Property due and payable on and after the Closing Date; provided, however, that Seller shall not be required by the foregoing to pay any installments of such amounts which have not been confirmed or which relate to improvements that have not been completed as of the date hereof.

6.2.2
Tax Protests; Tax Refunds and Credits. Seller shall have the right to continue and to control the progress of and to make all decisions with respect to any contest of real estate taxes, personal property taxes and/or special assessments for the Real Property assessed for (i) the Tax Year in which the Closing occurs and (ii) all Tax Years prior to the Tax Year in which the Closing occurs. Buyer shall have the right to control the progress of and to make all decisions with respect to any tax contest of real estate taxes and/or special assessments for the Real Property assessed for all Tax Years subsequent to the Tax Year in which the Closing occurs. All real estate tax and/or special assessment refunds and credits received after Closing with respect to the Real Property shall be applied in the following order of priority: first, to pay the costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with obtaining such tax refund or credit; second, apportioned between Buyer and Seller as follows:

(a)
with respect to any refunds or credits attributable to real estate taxes and/or special assessments assessed for the Tax Year in which the Closing occurs, such refunds and credits shall be apportioned between Buyer and Seller in proportion to the number of days in such Tax Year that each party owned the Real Property (with title to the Real Property being deemed to have passed as of 12:01 a.m. on the Closing Date);

(b)
with respect to any refunds or credits attributable to real estate taxes and/or special assessments assessed for any Tax Year prior to the Tax Year in which the Closing occurs, Seller shall be entitled to the entire refunds and credits; and

(c)
with respect to any refunds or credits attributable to real estate taxes and/or special assessments assessed for any Tax Year after the Tax Year in which the Closing occurs, Buyer shall be entitled to the entire refunds and credits.

The provisions of this Section 6.2.2 shall survive the Closing (and not be merged therein) or earlier termination of this Agreement.

6.3	Property Operating Expenses and Estimated Payments of Tenant Operating Costs and Taxes.

6.3.1
All electricity, and other utility charges and estimated Operating Costs and Taxes described in the Leases for the Property shall be prorated as of 12:01 a.m. on the Closing Date. Seller shall pay all utility charges and operating expenses attributable to the Property before the Closing Date (except for those electricity and other utility charges and expenses payable directly by tenants to the providers thereof), and Buyer shall pay all electricity and other utility charges and operating expenses attributable to the Property on and after the Closing Date. When the Operating Costs described in the Leases for the 2016 calendar year have been finalized in 2017, Seller and Buyer shall reasonably cooperate with each other to readjust the estimated operating expenses allocation made at the Closing. This operating expense readjustment obligation shall survive the Closing.

6.3.2
Seller shall not assign to Buyer any deposits which Seller has with any of the utility services or companies servicing the Property, all of which, together with any amounts on deposit with governmental authorities in connection with development of or improvements to the Property, shall remain the property of Seller. Buyer shall arrange with such services and companies to have accounts opened in Buyer’s name beginning at 12:01 a.m. on the Closing Date.

6.4
Tenant Deposits, Fees, Charges and Leasing Commissions. Tenant deposits, and prorations for all fees and charges shall be calculated and paid at Closing. Seller shall give Buyer a credit against the Purchase Price in the aggregate amount of all cash tenant security deposits then held and not applied by Seller under the Leases. Any tenant security deposits in the form of a letter of credit or guaranty shall be assigned to Buyer at the Closing and the parties shall execute and deliver any applicable transfer form in connection therewith and Seller shall cooperate with Buyer in good faith to endeavor to effectuate transfers of all such letters of credit in favor of Buyer on the Closing Date or as soon as practicable thereafter. Seller shall be responsible for paying, or causing to be paid, all transfer fees to the extent applicable. If, after the Closing Date, but before any letter of credit has been assigned/re-issued to Buyer as the beneficiary thereunder, a letter of credit needs to be drawn down upon, Buyer shall prepare documents for signature by the Seller and Seller shall execute such documents required to effectuate such drawdown. Seller shall incur no liability whatsoever as a result of executing such documents, effectuating such drawdown and/or the presentation of the letter of credit for drawdown. Buyer shall indemnify, defend and hold Seller from any and all losses, costs, liens, claims, causes of action, liability, damages and expenses (including, without limitation, court costs and reasonable attorneys’ fees) incurred in connection with or arising in any way from Seller’s execution of such documents, effectuating such drawdown and/or the presentation of the letter of credit for drawdown..

Seller shall pay (or provide Buyer with a credit against the Purchase Price at Closing) for any leasing commissions due under any Leases executed prior to the expiration of the Due Diligence Period. Below is a list of leasing commissions due as of the Effective Date:
Broker            Lease            Commission Owed
None                        None

Buyer shall reimburse Seller for the cost of leasing commissions paid by Seller with respect to any new Leases executed by Seller after the expiration of the Due Diligence Period and prior to Closing pursuant to the terms of Section 10.2.2 hereof, and Buyer shall assume all unpaid leasing commissions with respect to all Leases.

6.5	Closing Costs.
Except as expressly provided to the contrary in this Section 6.5, Buyer shall pay all costs and expenses associated with the Transaction, including, without limitation, (a) all premiums and charges of the Title Company for the Title Commitment and the Owner’s Title Policy, including all endorsements requested by Buyer, (b) half of all of Escrow Agent’s escrow and closing fees, (c) recording fees for the Deed, and (d) all costs of Buyer’s Due Diligence, including fees due its consultants and attorneys.

Seller shall pay (a) half of all of Escrow Agent’s escrow and closing fees, (b) all fees due its attorneys, (c) all transfer taxes applicable to the transfer of the Real Property to Buyer, (d) the commission due Broker, and (e) all costs incurred in connection with causing the Title Company to remove any Required Clearance Exceptions or to remove any other Title Objections to the extent Seller elects to remove any such matter. The obligations of the parties under this Section 6.5 shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

6.6
Apportionment Credit. In the event the apportionments to be made at the Closing result in a credit balance (a) to Buyer, such sum shall be paid at the Closing by giving Buyer a credit against the Purchase Price in the amount of such credit balance, or (b) to Seller, Buyer shall pay the amount thereof to Seller at the Closing by wire transfer of immediately available funds to the account or accounts to be designated by Seller for the payment of the Purchase Price. Except as otherwise expressly provided in this Agreement, all prorations provided for herein shall be final.

ARTICLE 7

CLOSING
Buyer and Seller hereby agree that the Transaction shall be consummated as follows:

7.1	Closing Date. Closing shall occur on the Closing Date. Time is of the essence with respect to the Closing Date.

7.2
Title Transfer and Payment of Purchase Price. Provided all conditions precedent to Seller’s obligations hereunder have been satisfied, Seller agrees to convey the Property to Buyer against payment of the Purchase Price as set forth below. Provided all conditions precedent to Buyer’s obligations hereunder have been satisfied, Buyer agrees to pay the amount specified in Article 3 by wire transfer of immediately available funds to the Escrow Agent no later than 10:00 a.m. Eastern Time on the Closing Date.

7.3	Seller’s Closing Deliveries. At Closing, Seller shall deliver or cause to be delivered the following:

(a)	Deed. A quitclaim deed for the Real Property in the form of Exhibit D attached hereto and incorporated herein by this reference (the “Deed”) executed and acknowledged by Seller.

(b)	Bill of Sale. A bill of sale for the Personal Property in the form of Exhibit E attached hereto and incorporated herein by this reference (the “Bill of Sale”) executed by Seller.

(c)
Assignment of Tenant Leases. An assignment and assumption of tenant leases for the Real Property, in the form of Exhibit F attached hereto and incorporated herein by this reference (collectively, the “Assignment of Leases”) executed by Seller.

(d)
Assignment of Contracts, Licenses and Permits. An assignment and assumption of certain contracts and the Other Property Rights (to the extent the same are not transferred by the Deed, Bill of Sale or Assignment of Leases) in the form of Exhibit G attached hereto and incorporated herein by this reference (collectively, the “Assignment of Contracts, Licenses and Permits”) executed by Seller.

(e)
Notice to Tenants. A single form letter for the Property in the form of Exhibit H attached hereto and incorporated herein by this reference, executed by Seller, duplicate copies of which shall be sent by Buyer after Closing to each tenant under the Leases.

(f)
Non-Foreign Status Affidavit. A non-foreign status affidavit for the Real Property in the form of Exhibit I attached hereto and incorporated herein by this reference, as required by Section 1445 of the Internal Revenue Code, executed by Seller.

(g)	NEBH and MBRMRI Lease Amendments. Fully executed third amendments to the NEBH Lease and the MBRMRI Lease in the form of Exhibit J attached hereto and incorporated herein by this reference.

(h)
Title Company Documents. If required by the Title Company, documentation to establish the due authorization of Seller’s execution of all documents contemplated by this Agreement, including a so-called “good standing certificate” from the Massachusetts Secretary of State, indicating that Thomas A. Shields is an authorized signatory of real estate documents. In addition, Seller shall execute and deliver an owner’s affidavit with respect to parties in possession and mechanics’ liens in form and substance reasonably satisfactory to Seller.

(i)
Closing Statement; Other Documents. A closing statement executed by Seller and such other documents as may be reasonably required by the Title Company or as may be agreed upon by Seller and Buyer to consummate the Transaction.

(j)	Keys and Original Documents. Security codes, cards and fobs and keys to all locks on the Real Property in Seller’s or the Property Manager’s possession and originals or, if originals are not available, copies, of all of the Property Documents, to the extent not previously delivered to Buyer.
The items to be delivered by Seller in accordance with the terms of Section 7.3(a) through (j) shall be delivered to Escrow Agent no later than 10:00 a.m Eastern Time on the Closing Date.

7.4	Buyer’s Closing Deliveries. At the Closing, Buyer shall deliver or cause to be delivered the following:

(a)	Purchase Price. The Purchase Price, as adjusted for apportionments, other adjustments required under this Agreement, plus any other amounts required to be paid by Buyer at Closing.

(b)	Assignment of Leases. The Assignment of Leases executed by Buyer.

(c)	Assignment of Contracts, Licenses and Permits. The Assignment of Contracts, Licenses and Permits executed by Buyer.

(d)
Evidence of Authority. Documentation to establish to Seller’s reasonable satisfaction the due authorization of Buyer’s acquisition of the Property, and Buyer’s execution of all documents contemplated by this Agreement.

(e)
Other Documents. A closing statement executed by Buyer and such other documents as may be reasonably required by the Title Company or may be agreed upon by Seller and Buyer to consummate the Transaction.

The Purchase Price shall be paid in accordance with the terms of Section 7.2 hereof, and the items to be delivered by Buyer in accordance with the terms of Sections 7.4(b) through (e) shall be delivered to Escrow Agent no later than 10:00 a.m. Eastern Time on the Closing Date.
ARTICLE 8

CONDITIONS TO CLOSING

8.1
Conditions to Seller’s Obligations. Seller’s obligation to close the Transaction on or before the Closing Date is conditioned on all of the following, any or all of which may be waived by Seller by an express written waiver, at its sole option:

(a)
Representations True. All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date except to the extent that they expressly relate to an earlier date.

(b)	Buyer’s Financial Condition. No petition shall have been filed by or against Buyer under the Federal Bankruptcy Code or any similar state or federal Law, whether now or hereafter existing.

(c)
Buyer’s Deliveries Complete. Buyer shall have delivered the funds required hereunder and all of the documents to be executed by Buyer set forth in Section 7.4 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Buyer at or prior to the Closing.

8.2
Conditions to Buyer’s Obligations. Buyer’s obligation to close the Transaction on or before the Closing Date is conditioned on all of the following, any or all of which may be waived by Buyer by an express written waiver, at its sole option:

(a)
Representations True. Subject to the provisions of Section 9.3, all representations and warranties made by Seller in this Agreement, as the same may be amended to reflect any changes in matters after the Effective Date and as provided in Section 9.3, shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date except to the extent that they expressly relate to an earlier date.

(b)	Title Conditions Satisfied. At the time of the Closing, title to the Real Property shall be as required by Article 4 of this Agreement.

(c)
Seller’s Deliveries Complete. Seller shall have delivered all of the documents to be executed by Seller and other items required pursuant to Section 7.3 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Seller at or prior to the Closing.

8.3
Waiver of Failure of Conditions Precedent. At any time or times on or before the date specified for the satisfaction of any condition, Seller or Buyer may elect in writing to waive the benefit of any such condition set forth in Section 8.1 or Section 8.2, respectively. By closing the Transaction, Buyer shall be conclusively deemed to have waived the benefit of any remaining unfulfilled conditions set forth in Section 8.2 hereof; provided, however, no such waiver of the conditions set forth in Section 8.2(a) shall be deemed a waiver of any rights that Buyer may have against Seller as a result of a breach of any warranty or representation made by Seller unless Buyer knew or is deemed to know that such representation or warranty is untrue, inaccurate or incorrect. In the event any of the conditions set forth in Section 8.1 or 8.2 are neither waived nor fulfilled, Seller or Buyer (as appropriate) may exercise such rights and remedies, if any, that such party may have pursuant to the terms of Article 12 hereof.

8.4
Approvals Not a Condition to Buyer’s Performance. Subject to Buyer’s right to terminate this Agreement prior to the expiration of the Due Diligence Period in accordance with the terms of Article 5 hereof, Buyer acknowledges and agrees that its obligation to perform under this Agreement is not contingent upon Buyer’s ability to obtain any (a) governmental or quasi-governmental approval of changes or modifications in use or zoning or for the expansion of the building on the Real Property, or (b) modification of any existing land use restriction, or (c) consents to assignments of any service contracts or other agreements which Buyer requests, or (d) endorsements to the Owner’s Title Policy or (e) any financing or equity necessary for Buyer to purchase the Project.
ARTICLE 9

REPRESENTATIONS AND WARRANTIES

9.1	Buyer’s Representations. Buyer represents and warrants to, and covenants with, Seller as follows:

9.1.1
Buyer’s Authorization. Buyer (a) is duly organized, validly existing and in good standing under the laws of its state of organization and the state in which the Property is located, (b) is authorized to consummate the Transaction and fulfill all of its obligations hereunder and under all documents contemplated hereunder to be executed by Buyer, and (c) has all necessary power to execute and deliver this Agreement and all documents contemplated hereunder to be executed by Buyer, and to perform all of its obligations hereunder and thereunder. This Agreement and all documents contemplated hereunder to be executed by Buyer have been duly authorized by all requisite partnership, corporate or other required action on the part of Buyer and are the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all documents contemplated hereunder to be executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder, will result in the violation of any Laws or any provision of the organizational documents of Buyer or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer is bound.

9.1.2	Buyer’s Financial Condition. No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar state or federal Law.

9.1.3
Patriot Act. Neither Buyer, nor any assignee of Buyer, nor any person or entity holding any legal or beneficial interest whatsoever in Buyer, or in any assignee of Buyer, is included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in Executive Order 13224 – Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, as amended.

9.2	Seller’s Representations. Seller represents and warrants to Buyer as follows:

9.2.1	Seller’s Authorization. Seller (a) is duly organized, validly existing and in good standing under the laws of its state of organization and the state in which the Property is located; (b) is authorized to consummate the Transaction and fulfill all of its obligations hereunder and under all documents contemplated hereunder to be executed by Seller; and (c) has all necessary power to execute and deliver this Agreement and all documents contemplated hereunder to be executed by Seller, and to perform all of its obligations hereunder and thereunder. This Agreement and all documents contemplated hereunder to be executed by Seller have been duly authorized by all requisite partnership, corporate or other required action on the part of Seller and are the valid and legally binding obligation of Seller, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all documents contemplated hereunder to be executed by Seller, nor the performance of the obligations of Seller hereunder or thereunder, will result in the violation of any Laws or any provision of the organizational documents of Seller or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Seller is bound.

9.2.2
Litigation. To Seller’s knowledge, there is no current or threatened litigation against Seller which would, if determined adversely to Seller, materially and adversely affect Buyer or the Property following Closing.

9.2.3	Rent Roll. To Seller’s knowledge, the rent roll for the Property included in the Property Documents is the same rent roll as currently used by Seller in the ownership of the Property.

9.2.4
Violations. As of the date of this Agreement, to Seller’s knowledge, Seller has not received any written notice of violation of any Law or change in zoning applicable to the Real Property that in either case would have a material adverse effect on the Real Property.

9.2.5	Pending Condemnation. To Seller’s knowledge, Seller has not been served with legal process in connection with any pending condemnation proceeding affecting the Real Property.

9.2.6	Property Documents.
The Property Documents delivered to Buyer by Seller are true and accurate copies thereof. To Seller’s knowledge, (a) the financial information contained in the Property Documents is complete in all material respects, and (b) Seller has no knowledge of any fraud or suspected fraud involving Seller, the members of Seller, or Seller’s employees.

9.2.7	Patriot Act.
Neither Seller, nor any person or entity holding any legal or beneficial interest whatsoever in Seller, is included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in Executive

Order 13224 – Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, as amended.

9.3	General Provisions.

9.3.1
No Representation as to Leases. Seller does not represent or warrant that any particular Lease or Leases will be in force or effect on the Closing Date or that the tenants will have performed their obligations thereunder, and none of the foregoing shall be conditions precedent to Buyer’s obligations hereunder.

9.3.2
Definition of “Seller’s Knowledge” and “Written Notice” to Seller. All references in this Agreement to “Seller’s knowledge” or words of similar import shall refer only to the conscious actual knowledge of the Designated Employee who Seller represents is an individual within Seller’s organization who has direct involvement with the Property and its operation, and shall not be construed to refer to the knowledge of any other member, officer, director, shareholder, employee, agent, Property Manager or representative of Seller, its partners or members (including without limitation Seller’s counsel), or any affiliate of any of the foregoing, or to impose or have imposed upon the Designated Employee any duty to investigate the matters to which such knowledge, or the absence thereof, pertains, including without limitation the contents of the files, documents and materials made available to or disclosed to Buyer or the contents of files maintained by the Designated Employee. There shall be no personal liability on the part of the Designated Employee arising out of any representations or warranties made herein. All references herein to “written notice” having been given to Seller shall include only those notices (a) received at Seller’s corporate headquarters in Quincy, Massachusetts or (b) known to Designated Employee.

9.3.3
Seller’s Representations Deemed Modified. To the extent that Buyer knows or is deemed to know prior to the expiration of the Due Diligence Period that Seller’s representations and warranties are inaccurate, untrue or incorrect in any way, and Buyer elects to waive its right to terminate this Agreement by the end of the Due Diligence Period, such representations and warranties shall be deemed modified to reflect Buyer’s knowledge or deemed knowledge, as the case may be.

9.3.4
Notice of Breach; Seller’s Right to Cure. If after the expiration of the Due Diligence Period but prior to the Closing, Buyer or any Buyer’s Representative obtains actual knowledge that any of the representations or warranties made herein by Seller are untrue, inaccurate or incorrect in any material respect, Buyer shall give Seller written notice thereof within five (5) business days of obtaining such knowledge (but, in any event, prior to the Closing). If at or prior to the Closing, Seller obtains actual knowledge that any of the representations or warranties made herein by Seller are untrue, inaccurate or incorrect in any material respect, Seller shall give Buyer written notice thereof within five (5) business days of obtaining such knowledge (but, in any event, prior to the Closing). In either such event, Seller shall have the right (but not the obligation) to cure such misrepresentation or breach and shall be entitled to a reasonable adjournment of the Closing (not to exceed thirty (30) days) for the purpose of such cure. If Seller is unable to so cure any misrepresentation or breach of warranty, then Buyer, as its sole remedy for any and all such materially untrue, inaccurate or incorrect representations or warranties, shall elect either (a) to waive such misrepresentations or breaches of representations and warranties and consummate the Transaction without any reduction of or credit against the Purchase Price, or (b) to terminate this Agreement in its entirety by written notice given to Seller on or before the Closing Date, in which event this Agreement shall be terminated, the Deposit shall be returned to Buyer and, thereafter, neither party shall have any further rights or obligations hereunder except as provided in any section hereof that by its terms expressly provides that it survives any termination of this Agreement. If any such representation or warranty is untrue, inaccurate or incorrect but is not untrue, inaccurate or incorrect in any material respect, Buyer shall be deemed to waive such misrepresentation or breach of warranty, and Buyer shall be required to consummate the Transaction without any reduction of or credit against the Purchase Price. The untruth, inaccuracy or incorrectness of a representation or warranty shall be deemed material only if Buyer’s aggregate damages resulting from the untruth, inaccuracy or incorrectness of any of the representations or warranties actually exceed $50,000.00 (the “Materiality Threshold”).

9.3.5	Survival; Limitation on Seller’s Liability.
The representations and warranties made by Seller in Section 9.2 shall survive the Closing and not be merged therein for a period of ninety (90) days (the “Claims Survival Period”), and Seller shall only be liable to Buyer hereunder for a breach of a representation and warranty made herein or in any of the documents executed by Seller at the Closing with respect to which a claim is made by Buyer against Seller on or before the expiration of the Claims Survival Period. Anything in this Agreement to the contrary notwithstanding, the maximum aggregate liability of Seller for Seller’s breaches of representations and warranties herein or in any documents executed by Seller at Closing shall be limited as set forth in Section 15.15 hereof. Notwithstanding the foregoing, however, if the Closing occurs, Buyer hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity, under this Agreement or otherwise to make a claim against Seller for damages that Buyer may incur, or to rescind this Agreement and the Transaction, as the result of any of Seller’s representations or warranties being untrue, inaccurate or incorrect if (a) Buyer knew or was deemed to know that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing, or (b) Buyer’s damages as a result of such representations or warranties being untrue, inaccurate or incorrect are reasonably estimated to aggregate less than the Materiality Threshold.

9.3.6	Tenant Estoppel Certificates

(a)	Seller shall promptly draft and complete all Estoppel Certificates based on the form attached hereto as Exhibit K and deliver such completed, unsigned Estoppel

Certificates to Buyer for Buyer’s approval. Buyer shall have three (3) business days to approve or comment to said Estoppel Certificates, and if Buyer fails to respond to Seller within said period, the form of Estoppel Certificates shall be deemed approved. Seller shall deliver to Buyer the Required Estoppel Certificates executed by the applicable tenant within five (5) business days after Buyer’s approval (or deemed approval of the form of the Required Estoppel Certificates.

(b)	Seller shall use commercially reasonable efforts to obtain Estoppel Certificates from all other tenants.

(c)
If prior to the Closing Date, Estoppel Certificates received from any tenant contains information or omissions indicating any material defaults under any of the Leases or information materially inconsistent with the form of Estoppel Certificate for such tenant approved by Buyer, then Seller will not be in default under this Agreement by reason thereof, but Buyer shall give Seller written notice of such material defaults within five (5) calendar days after receipt of such Estoppel Certificate and if any such defaults or inconsistencies shall not have been cured or corrected to Buyer’s reasonable satisfaction prior to the Closing Date (which Closing Date Seller may elect to extend up to fifteen (15) business days to endeavor to effect any such cure or correction), Buyer may elect to terminate this Agreement and receive a refund of the Deposit.

(d)
Buyer may elect to have Seller deliver to tenants a subordination, non-disturbance and attornment agreement (“SNDA”) if Buyer desires to pursue financing prior to Closing, and provided the completed SNDAs are timely delivered to Seller, Seller agrees to forward such SNDAs to tenants in the same package with the Estoppel Certificates. Seller shall cause NEBH and MBRMRI to use efforts to execute reasonable SNDAs. The return of executed SNDAs to Buyer shall not be a condition of Closing.

ARTICLE 10

COVENANTS

10.1	Buyer’s Covenants. Buyer hereby covenants as follows:

10.1.1	Delivery of Reports. Buyer shall deliver promptly to Seller, at Seller’s request, copies of all third party reports commissioned by or on behalf of Buyer evidencing the results of its Due Diligence.

10.2	Seller’s Covenants. Seller hereby covenants as follows:

10.2.1
Contracts. Without Buyer’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed, between the date hereof and the Closing Date, Seller shall not enter, extend, renew, replace or modify any Contract unless such Contract (as so executed, extended, renewed, replaced or modified) can be terminated by Seller without penalty on not more than thirty (30) days’ advance notice. If requested by Buyer prior to the expiration of the Due Diligence Period, Seller, without penalty, on not more than thirty (30) days’ advance notice, shall terminate as of the Closing Date any Contracts so identified by Buyer.

10.2.2
Maintenance of Property. Except to the extent Seller is relieved of such obligations by Article 13 hereof, between the date hereof and the Closing Date Seller shall maintain and keep the Property in a manner consistent with Seller’s past practices with respect to the Property; provided, however, that, subject to Buyer’s right to terminate this Agreement prior to the expiration of the Due Diligence Period in accordance with the terms of Article 5 hereof, Buyer hereby agrees that it shall accept the Property subject to, and Seller shall have no obligation to cure, (a) any violations of Laws, and (b) any physical conditions which would give rise to such violations, which exist on the last day of the Due Diligence Period.

10.2.3	Walk-Through. Buyer shall have the right to perform a walk-through of the Property prior to Closing during normal business hours.

10.2.4	Know Your Customer. Seller shall complete and deliver to Buyer within three (3) business days after the Effective Date the “Know Your Customer” form previously delivered by Buyer.

10.3	Mutual Covenants.

10.3.1
Publicity. Seller and Buyer each hereby covenant that: (a) prior to the Closing neither Seller Parties nor Buyer’s Representatives shall issue any Release (as hereinafter defined) with respect to the Transaction without the prior consent of the other (which consent may be withheld in each party’s respective sole discretion), except to the extent required by applicable Law, and (b) after the Closing, any Release issued by either Seller or Buyer that provides more information than would be available in the public records as a result of the Closing shall be subject to the review and approval of both parties (which approval may be withheld in each party’s respective sole discretion). As used herein, the term “Release” shall mean any press release or public statement with respect to the Transaction or this Agreement, but shall exclude any report, statement or filing required by applicable Laws. To the extent either Seller or Buyer is required by applicable Laws to issue a Release, such party shall, at least two (2) business days prior to the issuance of the same, deliver a copy of the proposed Release to the other party for its review.

10.3.2
Broker. Seller and Buyer expressly acknowledge that the Broker has acted as Seller’s exclusive broker with respect to the Transaction and with respect to this Agreement, and that Seller shall pay any brokerage commission due to the Broker in accordance with the separate agreement between Seller and the Broker. Seller agrees to hold Buyer harmless and indemnify Buyer from and against any and all damages, losses, costs, claims, liabilities, expenses, demands and obligations (including, but not limited to, reasonable attorneys’ fees and disbursements) suffered or incurred by

Buyer as a result of any claims by any party (other than the Broker) claiming to have represented Seller as broker in connection with the Transaction. Buyer agrees to hold Seller harmless and indemnify Seller from and against any and all damages, losses, costs, claims, liabilities, expenses, demands and obligations (including, but not limited to, reasonable attorneys’ fees and disbursements) suffered or incurred by Seller as a result of any claims by any party (other than Broker) claiming to have represented Buyer as broker in connection with the Transaction.

10.3.3	Survival. The provisions of this Article 10 shall survive the Closing (and not be merged therein) or earlier termination of this Agreement.
ARTICLE 11

Intentionally Deleted
ARTICLE 12

DEFAULT

12.1
Buyer’s Default. If, on or before the Closing Date, (i) Buyer is in default of any of its obligations hereunder, or (ii) the Closing otherwise fails to occur by reason of Buyer’s failure or refusal to perform its obligations hereunder in a prompt and timely manner, then Seller may elect, as its sole and exclusive remedy, either to (a) terminate this Agreement in its entirety by written notice to Buyer; or (b) waive the condition and proceed to close the Transaction. If this Agreement is so terminated, then Seller shall be entitled to retain the Deposit as liquidated damages, and thereafter neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under any section herein that expressly provides that it survives the termination of this Agreement. Buyer and Seller agree that it would be difficult or impossible to ascertain the actual damages suffered by Seller as a result of any default by Buyer and agree that such liquidated damages are a reasonable estimate of such damages and not a penalty.

12.2
Seller’s Default. If, at the Closing, (i) Seller is in default of any of its obligations hereunder, or (ii) the Closing otherwise fails to occur by reason of Seller’s failure or refusal to perform its obligations hereunder in a prompt and timely manner, then Buyer may elect, as its sole and exclusive remedy, to (a) terminate this Agreement in its entirety by written notice to Seller, promptly after which the Deposit shall be returned to Buyer, or (b) waive the condition and proceed to close the Transaction, or (c) seek specific performance of this Agreement by Seller. As a condition precedent to exercise by Buyer of any right Buyer may have to bring an action for specific performance hereunder, Buyer must commence such an action within thirty (30) days after the occurrence of Seller’s default. Buyer agrees that its failure timely to commence such an action for specific performance within such thirty (30)-day period shall be deemed a waiver by Buyer of its right to commence an action for specific performance as well as a waiver by it of any right it may have to file or record a notice of lis pendens or notice of pendency of action or similar notice against any portion of the Property.
ARTICLE 13

CONDEMNATION/CASUALTY

13.1	Condemnation.

13.1.1
Right to Terminate. If, prior to the Closing Date, all or any significant portion (as hereinafter defined) of the Project is taken by condemnation or eminent domain (or is the subject of a pending taking in which Seller has been served with legal process, but which has not yet been consummated), Seller shall notify Buyer in writing of such fact promptly after obtaining knowledge thereof, and, thereafter, either Buyer or Seller shall have the right to terminate this Agreement in its entirety by giving written notice to other no later than ten (10) days after the giving of Seller’s notice, and the Closing Date shall be extended, if necessary, to provide sufficient time for Buyer or Seller to make such election. The failure by Buyer or Seller to so elect in writing to terminate this Agreement within such ten (10)-day period shall be deemed an election not to terminate this Agreement. For purposes hereof, a “significant portion” of the Project shall mean any interest in the Project except a de minimis interest the taking of which has no material effect on the use or operation of such Project.

13.1.2
Assignment of Proceeds. If Buyer or Seller elects not to terminate this Agreement as permitted in Section 13.1.1, there shall be no abatement of the Purchase Price and this Agreement shall remain in full force and effect; provided, however, that, at the Closing, Seller shall pay or credit to Buyer the amount of any award for or other proceeds on account of such condemnation or eminent domain (less all reasonable out-of-pocket costs and expenses, including attorney’s fees and costs incurred by Seller as of the Closing Date in obtaining payment of such award or proceeds) which have been actually paid to Seller prior to the Closing Date as a result of such condemnation or eminent domain and, to the extent such award or proceeds have not been paid, Seller shall assign to Buyer at the Closing (without recourse to Seller) the rights of Seller to, and Buyer shall be entitled to receive and retain, all awards and proceeds for the condemnation or eminent domain of the Property or such portion thereof.

13.2
Destruction or Damage. In the event any of the Property is damaged or destroyed prior to the Closing Date, Seller shall notify Buyer in writing of such fact promptly after obtaining knowledge thereof. This Agreement shall remain in full force and effect and Buyer shall acquire the Property upon the terms and conditions set forth herein and Seller shall assign to Buyer all of Seller’s right, title and interest in and to all proceeds of insurance on account of such damage or destruction; provided, however, in the event any mortgagee of the Project resolves not to repair or restore the damage or destroyed property, or if (i) the amount of the damage (as determined by an independent third party contractor or engineer selected by Seller and reasonably approved by Buyer) shall exceed the sum of Three Million Dollars ($3,000,000) or (ii) any tenant under any of the Leases has the right to terminate such Lease due to such casualty and such tenant does not waive that right or (iii) the casualty or rent loss is uninsured or underinsured or Seller’s insurance company fails to acknowledge Purchaser in writing as Seller’s assignee of insurance proceeds and/or claims (and Seller elects not to credit Purchaser with any shortfall in such insurance proceeds), then, notwithstanding anything to the contrary set forth above in this section, Buyer shall have the right, at its option, to terminate this Agreement in its entirety. Buyer shall have thirty (30) days after Seller notifies Buyer that a casualty has occurred to make such election by delivery to Seller of a written election notice (the “Election Notice”), and the Closing Date shall be extended, if necessary, to provide sufficient time for Buyer to make such election. The failure by Buyer to deliver the Election Notice within such thirty (30)-day period shall be deemed an election not to terminate this Agreement. In the event Buyer elects not to terminate this Agreement as set forth above, this Agreement shall remain in full force and effect, and Seller shall assign to Buyer all of Seller’s right, title and interest in and to any and all proceeds of insurance on account of such damage or destruction, if any, and credit the Buyer at Closing for the amount of any insurance deductibles.

13.3
Effect of Termination. If this Agreement is terminated pursuant to Section 13.1 or Section 13.2, the Deposit shall be returned to Buyer. Upon such refund, this Agreement shall terminate in its entirety and neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under any section herein which expressly provides that it shall survive the termination of this Agreement.

13.4	Waiver. The provisions of this Article 13 supersede the provisions of any applicable Laws with respect to the subject matter of this Article 13.
ARTICLE 14

Intentionally Deleted
ARTICLE 15

MISCELLANEOUS

15.1
Assignment. Seller may assign this Agreement and Seller’s rights hereunder to any affiliate. Buyer shall not assign this Agreement or its rights hereunder to any individual or entity without the prior written consent of Seller, provided, however, if Buyer notifies Seller prior to the Closing, Buyer may assign this Agreement or its rights hereunder to a newly formed entity that Buyer demonstrates to Seller’s reasonable satisfaction, is Controlled by Buyer or its principals or to one or more institutional investors for which Buyer or an entity Controlled by Buyer is then acting as investment manager, including without limitation, RREEF Property Trust. Any assignment by Buyer to an entity not Controlled by Buyer or not otherwise approved by Seller shall be null and void ab initio. In the event of any permitted assignment by Buyer, any assignee shall assume any and all obligations and liabilities of Buyer under this Agreement but, notwithstanding such assumption, Buyer shall continue to be liable hereunder. As used herein, the term “Controlled” means the ownership of greater than fifty percent (50%) of the voting securities of an entity and the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a person or entity, whether through ownership of voting securities, by contract or otherwise.

15.2
Designation Agreement. Section 6045(e) of the United States Internal Revenue Code and the regulations promulgated thereunder (herein collectively called the “Reporting Requirements”) require an information return to be made to the United States Internal Revenue Service, and a statement to be furnished to Seller, in connection with the Transaction. Escrow Agent is either (x) the person responsible for closing the Transaction (as described in the Reporting Requirements) or (y) the disbursing title or escrow company that is most significant in terms of gross proceeds disbursed in connection with the Transaction (as described in the Reporting Requirements). Accordingly:

(a)
Escrow Agent is hereby designated as the “Reporting Person” (as defined in the Reporting Requirements) for the Transaction. Escrow Agent shall perform all duties that are required by the Reporting Requirements to be performed by the Reporting Person for the Transaction.

(b)
Seller and Buyer shall furnish to Escrow Agent, in a timely manner, any information requested by Escrow Agent and necessary for Escrow Agent to perform its duties as Reporting Person for the Transaction.

(c)
Escrow Agent hereby requests Seller to furnish to Escrow Agent Seller’s correct taxpayer identification number. Seller acknowledges that any failure by Seller to provide Escrow Agent with Seller’s correct taxpayer identification number may subject Seller to civil or criminal penalties imposed by law.

(d)	Each of the parties hereto shall retain this Agreement for a period of four (4) years following the calendar year during which Closing occurs.

15.3
Survival/Merger. Except for the provisions of this Agreement which are explicitly stated to survive the Closing, (a) none of the terms of this Agreement shall survive the Closing, and (b) the delivery of the Deed and any other documents and instruments by Seller and the acceptance thereof by Buyer shall effect a merger, and be deemed the full performance and discharge of every obligation on the part of Buyer and Seller to be performed hereunder.

15.4
Integration; Waiver. This Agreement, together with the Exhibits hereto, embodies and constitutes the entire understanding among the parties with respect to the Transaction and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument. No waiver by any party hereto of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

15.5	Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the Commonwealth of Massachusetts.

15.6
Captions Not Binding; Exhibits. The captions in this Agreement are inserted for reference only and in no way define, describe or limit the scope or intent of this Agreement or of any of the provisions hereof. All Exhibits attached hereto shall be incorporated by reference as if set out herein in full.

15.7	Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

15.8
Severability. If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by Laws.

15.9
Notices. Any notice, request, demand, consent, approval and other communications under this Agreement shall be in writing, and shall be deemed duly given or made at the time and on the date when received by successful email (provided that the sender of such communication shall send a copy of such communication to the appropriate parties within one (1) business day of such email by either personal delivery or overnight delivery) or when personally delivered as shown on a receipt therefor (which shall include delivery by a nationally recognized overnight delivery service) or upon receipt (or refusal of delivery) after being mailed by prepaid certified mail, return receipt requested, to the address for each party set forth below. Any party, by written notice to the other in the manner herein provided, may designate an address different from that set forth below. In order to facilitate the execution and delivery of certain documents and notices contemplated by this Agreement, the parties grant their respective attorneys the actual authority to execute and deliver on each party’s behalf any (a) agreement modifying the time or place for performance of this Agreement or (b) notice that may be given under this Agreement, or (c) modification of any other term or condition of this Agreement, and the parties may rely upon the signature of such attorneys (including a PDF signature) unless they have actual knowledge that a party has disclaimed the authority granted herein.

IF TO BUYER:

RREEF America L.L.C.
345 Park Avenue
New York, New York 10154-0004
Attention: Terence Callahan

Telephone: (212) 454-6514
Email: terence.callahan@db.com

COPY TO:
Alston & Bird LLC
1201 West Peachtree Street
Atlanta, Georgia 30309-3424
Attention: Jay Farris, Esquire
Telephone: (404) 881-7896
Email: jay.farris@alston.com
IF TO SELLER:

Greater Boston Musculoskeletal Center Real Estate Company, LLC
c/o Shields Health Care Group, Inc.
700 Congress Street, Suite 204
Crown Colony Park
Quincy, Massachusetts 02169
Attention: Thomas A. Shields
Telephone: (800) 258-4674
Email: tommy@shields.com

COPY TO:
New England Baptist Hospital
125 Parker Hill Avenue
Boston, Massachusetts 02120
Attention: Thomas Gheringhelli
Telephone: (617) 754-5000
Email: tgheringhelli@nebh.org

COPY TO:

Foley & Lardner LLP
111 Huntington Avenue
Boston, Massachusetts 02199
Attention: Andrew R. Stern, Esq.
Telephone: (617) 342-4012
Email: astern@foley.com

15.10	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which counterparts taken together shall constitute one and the same agreement.

15.11
No Recordation. Seller and Buyer each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded, and Buyer agrees (a) not to file any notice of pendency (other than in connection with an action for specific performance) or other instrument (other than a judgment) against the Property or any portion thereof in connection herewith and (b) to indemnify Seller against all damages, losses, costs, claims, liabilities, expenses, demands and obligations, including, without limitation, reasonable attorneys’ fees and disbursements, incurred by Seller by reason of the filing by Buyer of such notice of pendency or other instrument.

15.12
Additional Agreements; Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto shall execute and deliver such documents as the other party shall reasonably request in order to consummate and make effective the Transaction; provided, however, that the execution and delivery of such documents by such party shall not result in any additional liability or cost to such party.

15.13
Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendment hereof or Exhibit hereto.

15.14
Business Day. As used herein, the term “business day” shall mean any day other than a Saturday, Sunday, any federal or Commonwealth of Massachusetts holiday. If any period expires on a day which is not a business day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a business day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding business day.

15.15
Maximum Aggregate Liability. Prior to Closing, the liabilities of the parties shall be governed by Article 9 hereof. Once Closing has occurred, notwithstanding any provision to the contrary contained in this Agreement or any documents executed by Seller pursuant hereto or in connection herewith, the maximum aggregate liability of Seller and the Seller Parties, and the maximum aggregate amount which may be awarded to and collected by Buyer, in connection with the Transaction or the Property, under this Agreement and under any and all documents executed pursuant hereto or in connection herewith (including, without limitation, in connection with the breach of any of Seller’s Warranties for which a claim is timely made by Buyer) shall not exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in actual damages suffered by Buyer arising directly as a result of Seller’s breach, the parties agreeing that Seller shall have no liability whatsoever for matters waived by Buyer pursuant to Section 9.3.5 hereof or for consequential or punitive damages, and no claim may be made by Buyer unless Buyer’s damages are reasonably estimated to aggregate more than the Materiality Threshold. The provisions of this section shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement; provided that any claim by Buyer against Seller as described in this Section 15.15 must be made by notice to Seller given prior to the expiration of the Claims Survival Period.

15.16
WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY THE OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE TRANSACTION, THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER.

15.17
Electronic Signatures. Signatures to this Agreement transmitted by email shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original of this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own electronic signature and shall accept the electronic signature of the other party to this Agreement.

15.18	Riders. Any riders attached to this Agreement are incorporated in this Agreement by reference.

15.19
Attorneys’ Fees. Should either party employ attorneys to enforce any of the provisions hereof, the party against whom any final judgment is entered agrees to pay the prevailing party all reasonable costs, charges and expenses, including attorneys’ fees and expenses and court costs, expended or incurred in connection therewith.

15.20
No Presumption Regarding Drafts. It is acknowledged and presumed that the substance and form of this Agreement have been fully reviewed by the parties hereto and approved as to form by their respective counsel. It is further acknowledged and agreed that no presumption shall exist against either party hereto by virtue of this Agreement being considered to have been drafted by counsel for either party thereto.

15.21
Submission Not An Offer. The Submission of a draft of this Agreement or a summary of some or all of its provisions does not constitute an offer to sell the Property, it being understood and agreed that neither Seller nor Buyer shall be legally bound with respect to the sale and purchase of the Property unless and until this Agreement has been executed by both Seller and Buyer and a fully executed copy has been delivered to each of them.

15.22
Pursuant to Section 15.1 above, Buyer may elect to assign this Agreement or its rights hereunder to a publicly registered real estate investment trust. Seller agrees to reasonably cooperate with Buyer by providing financial information for Seller and the Property concerning the period from January 1, 2015 through the Closing Date (“Seller’s Current Financials”) as may be reasonably required by Buyer or an affiliate of Buyer (not requiring legal opinions or warranties or representations) to make any required filings with the U.S. Securities and Exchange Commission or other governmental authority. If such reasonable cooperation shall require Seller to incur out-of-pocket expenses, Buyer shall promptly pay Seller the amount of such expenses. Seller shall maintain Seller’s Current Financials for use under this Section 15.22 for a period of not less than one (1) year after Closing. This Section shall expressly survive Closing.

[Remainder of Page Left Intentionally Blank. Signature Page Follows.]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed as of the Effective Date.
SELLER:

GREATER BOSTON MUSCULOSKELETAL CENTER REAL ESTATE COMPANY, LLC, a Massachusetts limited liability company

By:    /s/ Thomas A. Shields
Name:    Thomas A. Shields
Title:    Authorized Representative

BUYER:

RREEF AMERICA L.L.C., a Delaware
limited liability company
By:     /s/ Terence P. Callahan
Name:     Terence P. Callahan
Title:     Vice President

[Joinder Follows on Next Page]

JOINDER

The undersigned, being two members of Seller, hereby join in this Agreement to jointly and severally, irrevocably and unconditionally guaranty the payment obligations and liability of Seller solely related to any express post-Closing liability of Seller under this Agreement, but subject to all limitations of liability (caps and floors etc.), including, without limitation, the $250,000.00 limit set forth in Section 15.15 of this Agreement, as well as all express limitations on survival of Seller’s liability. Subject to the foregoing, the obligations of each of the undersigned are independent of the obligations of Seller, and Buyer may proceed directly against the undersigned without proceeding against or joining Seller. This guaranty shall expressly survive the Closing.

NEW ENGLAND BAPTIST HOSPITAL
By:     /s/ Thomas J. Gheringhelli
Name:     Thomas J. Gheringhelli
Title:     Chief Financial Officer

SHIELDS DEDHAM REAL ESTATE, LLC
By:     /s/ Thomas A. Shields
Name:      Thomas A. Shields
Title:     Authorized Representative

AGREEMENT OF ESCROW AGENT
The undersigned has executed this Agreement solely to confirm its agreement to (a) hold the Escrow Deposits in escrow in accordance with the provisions hereof and (b) comply with the provisions of Section 3.2 and Section 15.2.
Chicago Title Insurance Company

By:      /s/ JM Schuster
Name:      JM Schuster
Title:      Commercial Escrow Officer
Date:     August 31, 2016

Address for Notice:

Chicago Title Insurance Company
2400 Maitland Center Parkway, Suite 200
Maitland, FL 32751
Attn: Juanita Schuster
P:  407-618-2966
E: juanita.schuster@fnf.com

EXHIBIT A

LEGAL DESCRIPTION
(see next page)

EXHIBIT A

LEGAL DESCRIPTION # 40 ALLIED DRIVE, DEDHAM/WESTWOOD

A certain parcel of land, with the buildings thereon, in Dedham and Westwood, Norfolk County, Massachusetts, being more particularly bounded and described as follows:

Beginning at the most northerly corner, on the southerly sideline of Allied Drive

Thence, S 35-22-42 E a distance of 300.63 feet to a point;

Thence, S 37-12-12 E a distance of 119.95 feet to a point;

Thence, along a curve to the right having a length of 185.00 feet and a radius of 180.00 feet to a point on the Dedham-Westwood town line at land now or formerly of the Commonwealth of Massachusetts (Route 128), the last three courses being along the southerly sideline of Allied Drive;

Thence, along a curve to the right having a length of 71.49 feet and a radius of 180.00 feet to a stone bound;

Thence, S 44-26-18 W a distance of 43.26 feet to a point;

Thence, S 48-52-18 W a distance of 96.34 feet to a stone bound;

Thence, N 86-23-39 W a distance of 109.32 feet to a point;

Thence, N 79-01-07 W a distance of: 293.24 feet to a point at land now or formerly of Cummins Northeast, Inc., the last five courses being along the northerly sideline of Route 128;

Thence, N 58-11-03 E a distance of 68.39 feet to a point;

Thence, N 08-50-23 E a distance of 248.20 feet to a point;

Thence, N 17-07-53 E a distance of 128.80 feet to a point;

Thence, N 08-51-53 E a distance of 106.92 feet to a point;

Thence, along a curve to the right having a length of 37.71 feet and a radius of 45.89 feet to a point;

Thence, N 55-57-23 E a distance of 118.00 feet to the point of beginning, the last six courses being along land now or formerly of Cummins Northeast, Inc.

Said lot contains 5.11 acres, more or less, and is shown on a plan entitled "Plan of Land in Dedham & Westwood, Mass.", prepared by Metrowest Engineering, Inc., dated March 20, 1996, recorded with Norfolk County Registry of Deeds in Plan Book 438 Plan 20

For title, see deed from NDC Allied, LLC dated November 28, 2005 and recorded with the Norfolk County Registry of Deeds in Book 23176, Page 149.

EXHIBIT B

LIST OF LEASES AND CONTRACTS

Leases

Tenant	Document	Date

1. Boston Sports and Shoulder Center, LLC	Lease	08/01/16

2. New England Orthopedic Spine Surgery, Inc.	Lease	__/__/13
	First Amendment	07/22/13
	Second Amendment	01/27/14
	Third Amendment	05/01/16

3. New England Baptist Hospital	Lease	05/30/12
	First Amendment	07/__/13
	Second Amendment	01/27/14
	Third Amendment	08/01/16

4. Orthopedics New England, Inc.	Lease	05/__/13
	First Amendment	07/22/13
	Second Amendment	01/27/14

5. Massachusetts Bay Regional MRI Limited Partnership	Lease	06/01/12
	First Amendment	07/__/13
	Second Amendment	01/27/14
	Third Amendment	08/01/16

Subleases
Buyer is aware that (i) NEBH is negotiating a sublease with Harvard Medical Facility Physicians at Beth Israel Deaconess, Inc. (an affiliate of NEBH) for approximately 4,440 rentable square feet of space of NEBH’s leased premises, and (ii) said sublease shall be on such terms and conditions as shall be satisfactory to NEBH in its sole discretion.

Contracts

1.	Operations and Maintenance Agreement dated April 8, 2015 with Building Technology Engineers, Inc.

2.	Waste Removal Services Contract, dated August 5, 2013 with E. L. Harvey and Sons, Inc.

3.	HVAC Preventive Maintenance contract dated August 23, 2013 with ESI Environmental Systems, Inc.

4.	Fire Alarm/Sprinkler System Testing contract between dated July 18, 2016 with J & M Brown Company, Inc.

5.	Pest Control Services contract dated August 5, 2013 with M.D. Weaver Co.

6.	Generator Monitoring contract dated August 5, 2013 with Security Alarm Technologies.

7.	Data Communications Maintenance contract dated July 1, 2016 with Sideband Systems.

8.	Elevator Service contract dated November 1, 2014 with ThyssenKrupp Elevator.

9.	Cleaning / Maintenance Services contract dated October 6, 2014 with Vailante Enterprises, LLC.

10.	Plowing Services contract dated November 5, 2015 with WR Scanlon.

EXHIBIT C

LIST OF DUE DILIGENCE MATERIALS

1.	Historical Operating Statements - 2013 - 2016 (YTD)

2.	2016 Income & Expense Budget

3.	Prior tenant billing statements / CAM reconciliations - 2013 - 2016 (Budget)

4.	Copies of current & historical tax bills 2013-2016

5.	Outstanding lease commissions and tenant improvement balances/commitments

6.	List of aged accounts receivables / tenant delinquency report

7.	Historical capital expenditure detail by building under current ownership

8.	Historical capital expenditure detail by building under previous ownership

9.	Tenant Billing statements

10.	Detail on other income (if any)

11.	Security deposit/Letter of Credit listing

12.	MOB Sale/Lease Comps

13.	Detailed rent rolls

14.	Leases, including lease commencement letters, amendments, side agreements, subleases and guarantees

15.	Lease abstracts (if available)

16.	List of evictions and any write off of uncollectible rent over the past 24 months

17.	Tenant insurance certificates as required by leases

18.	Tenant Certificates of Occupancy

19.	Tenant Financials (if available)

20.	Guarantor Financials (if available)

21.	All Tenant Correspondence (Landlord/Tenant Dispute, Tenant complaint letters, Lease extension/expansion request, etc)

22.	Detailed Floor Plans

23.	Area Measurements (Final)

24.	Detailed descriptions on tenant build-out with itemized costs (if applicable)

25.	Deal term summaries for recent leasing (free rent, leasing commissions, Landlord contribution to Tenant Improvement, Tenant contribution to their build-out)

26.	Current leasing updates for the property (if any)

27.	Name and contact information of current landlord lease representatives

28.	All recent marketing material (leasing flyers, online postings, etc)

29.	Copies of all service contracts and operating agreements

30.	List of all current insurance claims affecting the property

31.	Summary of all pending or historical litigation affecting or involving the property

32.	Inventory of personal property and description of which items (if any) will not be transferred as part of the pending transaction

33.	Recent Property Condition Assessment Report

34.	General description of the building materials, method of construction and building systems

35.	“As-built” drawings – complete set of architectural, structural, mechanical and engineering plans (can be made available on-site)

36.	List of architects and engineers of record (if not included w/ plans)

37.	All construction warranties/guarantees

38.	Copy of any environmental studies, engineering studies, roof studies, geotechnical & soils reports and ADA studies

39.	Recent site surveys

40.	Description of any known building code violations and proof of correction

41.	Have cooling towers been tested/disinfected. Have towers been registered per LL77.

42.	Are there any open permits

43.	Building certificates of occupancy

44.	Façade Detail (Inspections, Certificates and Scope of Work)

45.	Legal descriptions

46.	Title commitment and copies of all exceptions to title reflected in title commitment

47.	Copies of any easements or other exceptions to title (whether or not listed in title report)

48.	Copy of current title policy

49.	Copy of any contract of sale, letter of intent, right of first refusal or any other legal or quasi-legal instrument encumbering the property

50.	Full set of loan documents (if applicable)

51.	Loan documents in connection with NEBH build-out/tenant improvements (if applicable)

52.	Bank/Compliance mandated "Know Your Client" (KYC) forms (we will distribute)

53.	Exterior Photos, Interior Photos, Site Plans, maps, aerials, etc.

54.	Renderings & Budgets for any proposed capital improvement projects

55.	Occupancy history at the property

56.	Past 2 years utility consumption data

57.	Access to Energy Star input data

58.	Condominium Documents (if any)

59.	Property Insurance
Organizational chart and partnership agreements

EXHIBIT D
FORM OF DEED

[3” TOP MARGIN FOR RECORDING INFORMATION]

QUITCLAIM DEED
THIS INDENTURE, made this ____ day of September, 2016, by and between GREATER BOSTON MUSCULOSKELETAL CENTER REAL ESTATE COMPANY, LLC, a Massachusetts limited liability company, (“Grantor”), and ___________________________, located at ___________________________ (“Grantee”).
WITNESSETH:
That the said Grantor for and in consideration of the sum of Thirty-Four Million ($34,000,000.00) Dollars paid in hand to Grantor by Grantee, the receipt and sufficiency of which is hereby acknowledged, hereby grants, with Quitclaim Covenants, unto Grantee all of Grantor’s right, title and interest in and to that certain real property described on Exhibit A attached hereto and incorporated herein by this reference together with the building and improvements thereon (herein, collectively, called the “Real Property”).
This conveyance is made by Grantor and accepted by Grantee subject to all covenants, conditions, restrictions, easements and all other matters of record, insofar as in force and applicable.
Being the same premises conveyed to the Grantor by deed dated May 31, 2011 recorded with the Norfolk Registry of Deeds at Book 28840, Page 31.
Grantor hereby confirms that for the 2016 taxable year it is not classified as a corporation for federal income tax purposes.
[Remainder of Page Left Intentionally Blank.
Signature Page Follows.]

IN WITNESS WHEREOF, Grantor has hereunto set its hand and seal the day and year first above written.
GREATER BOSTON MUSCULOSKELETAL CENTER REAL ESTATE COMPANY, LLC,
a Delaware limited liability company

By:
Name:    Thomas A. Shields
Title:    Authorized Representative

COMMONWEALTH OF MASSACHUSETTS	)
COUNTY OF     NORFOLK                )

On this ____ day of September, 2016, before me, the undersigned notary public, personally appeared Thomas A. Shields, proved to me through satisfactory identification which was personal knowledge to be the person whose name is signed on the preceding document and acknowledged to me that he signed it voluntarily for its stated purpose as the authorized representative of Greater Boston Musculoskeletal Center Real Estate Company, LLC

_____________________________________
Notary Public
Printed Name: _________________________
My Commission Expires: ________________

THIS INSTRUMENT PREPARED BY AND
AFTER RECORDING RETURN TO:

_________________
_________________
_________________
_________________

Exhibit A

Legal Description

EXHIBIT E
FORM OF BILL OF SALE
THIS BILL OF SALE (“Bill of Sale”), is made as of the ___ day of __________, 2016 by and between GREATER BOSTON MUSCULOSKELETAL REAL ESTATE COMPANY, LLC, a Massachusetts limited liability company (“Seller”) and ___________________________ (“Buyer”).
W I T N E S S E T H:
WHEREAS, by that certain Purchase and Sale Agreement (“Sale Agreement”) dated as of August ___, 2016, by and between Seller and RREEF America L.L.C., Seller agreed to sell to Buyer that certain project commonly known as 40 Allied Drive, Dedham and Westwood, Massachusetts, as more particularly described in the Sale Agreement (“Real Property”); and
WHEREAS, by deed of even date herewith, Seller conveyed the Real Property to Buyer; and
WHEREAS, in connection with the above described conveyance Seller desires to sell, transfer and convey to Buyer certain items of tangible personal property as hereinafter described.
NOW, THEREFORE, in consideration of the receipt of TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration paid in hand by Buyer to Seller, the receipt and sufficiency of which are hereby acknowledged, Seller has GRANTED, CONVEYED, SOLD, TRANSFERRED, SET OVER and DELIVERED and by these presents does hereby GRANT, SELL, TRANSFER, SET OVER and DELIVER to Buyer, its legal representatives, successors and assigns, all of its right, title and interest in and to all tangible personal property owned by Seller (excluding any computer software which either (i) is licensed to Seller, or (ii) Seller deems proprietary), located on the Real Property and used in the ownership, operation and maintenance of the Real Property (herein collectively called the “Personal Property”), including, but not limited to, the items set forth in Exhibit A attached hereto and incorporated herein by this reference, to have and to hold, all and singular, the Personal Property unto Buyer forever.
This Bill of Sale is made without any covenant, warranty or representation by, or recourse against, Seller except as expressly set forth in the Sale Agreement and the documents executed in connection therewith.
If any term or provision of this Bill of Sale or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Bill of Sale or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Bill of Sale shall be valid and enforced to the fullest extent permitted by law.
[Remainder of Page Left Intentionally Blank.
Signature Page Follows.]

IN WITNESS WHEREOF, the undersigned has executed this Bill of Sale as of the date first set forth hereinabove.
GREATER BOSTON MUSCULOSKELETAL CENTER REAL ESTATE COMPANY, a Massachusetts limited liability company

By:     _______
Name:    Thomas A. Shields
Title:    Authorized Representative

Exhibit A

Personal Property Inventory List

See attached.

EXHIBIT F
FORM OF ASSIGNMENT OF LEASES
THIS ASSIGNMENT OF LEASES (“Assignment”), is made as of the ___ day of __________, 2016 by and between GREATER BOSTON MUSCULOSKELETAL REAL ESTATE COMPANY, LLC, a Massachusetts limited liability company (“Assignor”) and ___________________________ (“Assignee”).
W I T N E S S E T H:
WHEREAS, by Purchase and Sale Agreement (“Sale Agreement”) dated as of August ___, 2016, by and between Assignor and RREEF America L.L.C., Assignor agreed to sell to Assignee that certain project commonly known as 40 Allied Drive, Dedham and Westwood, Massachusetts (“Property”) as more particularly described in the Sale Agreement; and
WHEREAS, the Sale Agreement provides, inter alia, that Assignor shall assign to Assignee certain leases and Assignee shall assume all of the obligations of Assignor under such leases from and after the date of such assignment, and that Assignor and Assignee shall enter into this Assignment.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:
1.    Assignment. Assignor hereby assigns, sets over and transfers to Assignee all of its right, title and interest in, to and under the leases (“Leases”) with the tenants of the Property and such tenants’ security deposits (“Security Deposits”), all as letters of credit or guaranties, as applicable, identified on Exhibit A attached hereto and incorporated herein by this reference.
2.    Assumption and Indemnity. Assignee hereby (a) assumes all liabilities and obligations of Assignor under the Leases first arising, related to, and accruing from and after the date hereof, and (b) agrees to indemnify, defend and hold harmless Assignor and each of the other Seller Parties (as such term is defined in the Sale Agreement) from any and all damages, losses, costs (including, without limitation, reasonable attorneys’ fees and court costs), claims, liabilities, expenses, demands and obligations under or with respect to the Leases and Security Deposits, first arising, related to, and accruing on or after the date hereof, including, without limitation, all liability and obligations of the landlord thereunder to return the Security Deposits or other deposits made by tenants in connection with or pursuant to such Leases.
3.    Miscellaneous. This Assignment and the obligations of the parties hereunder shall survive the closing of the transaction referred to in the Sale Agreement and shall not be merged therein, shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns, and may not be modified or amended in any manner other than by a written agreement signed by the party to be charged therewith.

4.    Severability. If any term or provision of this Assignment or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Assignment or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Assignment shall be valid and enforced to the fullest extent permitted by law.
5.    Governing Law. This instrument shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to the conflicts of laws or choice of law provisions thereof.
6.    Counterparts; Facsimile Signatures. This Assignment may be executed by PDF signatures and/or in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[Remainder of Page Left Intentionally Blank.
Signature Page Follows.]

IN WITNESS WHEREOF, the undersigned have executed this Assignment as of the date first set forth hereinabove.
ASSIGNOR:

GREATER BOSTON MUSCULOSKELETAL REAL ESTATE COMPANY, LLC, a Massachusetts limited liability company

By:
Name:        Thomas A. Shields
Title:        Authorized Representative

ASSIGNEE:

___________________________

By:
Name:
Title:

Exhibit A

List of Leases and Security Deposit
See attached.

EXHIBIT G
FORM OF ASSIGNMENT OF CONTRACTS, LICENSES AND PERMITS
THIS ASSIGNMENT OF CONTRACTS, LICENSES AND PERMITS (“Assignment”), is made as of the ___ day of __________, 2016 by and between GREATER BOSTON MUSCULOSKELETAL REAL ESTATE COMPANY, LLC, a Massachusetts limited liability company (“Assignor”) and ___________________________ (“Assignee”).
W I T N E S S E T H:
WHEREAS, by Purchase and Sale Agreement (“Sale Agreement”) dated as of August __, 2016, by and between Assignor and RREEF America L.L.C., Assignor agreed to sell to Assignee that certain project commonly known as 40 Allied Drive, Dedham and Westwood, Massachusetts (“Property”) as more particularly described in the Sale Agreement; and
WHEREAS, the Sale Agreement provides, inter alia, that Assignor shall assign to Assignee rights to certain intangible property and that Assignee shall assume all of the obligations of Assignor under such intangible property from and after the date of such assignment, and that Assignor and Assignee shall enter into this Assignment.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:
1.    Assignment of Contracts, Licenses and Permits. Assignor hereby assigns, sets over and transfers to Assignee all of its right, title and interest in, to and under (if and to the extent assignable by Assignor without expense to Assignor), (a) all service, supply, maintenance and utility agreements, all equipment leases, and all other contracts, subcontracts and agreements relating to the Property, all of which are listed in Exhibit A attached hereto and incorporated herein by this reference (herein collectively called the “Contracts”), and (b) to the extent that the same are in effect as of the date hereof, any licenses, permits and other written authorizations necessary for the use, operation or ownership of the Property (herein collectively called the “Licenses and Permits”) and (c) any and all warranties and guarantees relating to the Property as of the date hereof.
2.    Assumption and Indemnity. Assignee hereby (a) assumes and takes responsibility for all damages, losses, costs, claims, liabilities, expenses, demands, and obligations of any kind or nature whatsoever attributable to the Contracts and the Licenses and Permits first arising, related to, and accruing from and after the date hereof, and (b) agrees to indemnify, defend and hold harmless Assignor and the other Seller Parties (as such term is defined in the Sale Agreement) from all damages, losses, costs (including, without limitation, reasonable attorneys’ fees and court costs), claims, liabilities, expenses, demands, and obligations of any kind or nature whatsoever attributable to the Contracts and the Licenses and Permits first arising, related to, and accruing on or after the date hereof.
3.    Miscellaneous. This Assignment and the obligations of the parties hereunder shall survive the closing of the transaction referred to in the Sale Agreement and shall not be merged therein, shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns, and may not be modified or amended in any manner other than by a written agreement signed by the party to be charged therewith.
4.    Severability. If any term or provision of this Assignment or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Assignment or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Assignment shall be valid and enforced to the fullest extent permitted by law.
5.    Governing Law. This instrument shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to the conflicts of laws or choice of law provisions thereof.
6.    Counterparts; Facsimile Signatures. This Assignment may be executed by PDF signatures and/or in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[Remainder of Page Left Intentionally Blank.
Signature Page Follows.]

IN WITNESS WHEREOF, the undersigned have executed this Assignment as of the date first set forth hereinabove.
ASSIGNOR:

GREATER BOSTON MUSCULOSKELETAL REAL ESTATE COMPANY, LLC, a Massachusetts limited liability company

By:
Name:    Thomas A. Shields
Title:    Authorized Representative

ASSIGNEE:

___________________________

By:
Name:
Title:

Exhibit A

Contracts
[LIST OF CONTRACTS SUBSTANTIALLY SIMILAR TO EXHIBIT B TO THE PSA TO BE ATTACHED AT CLOSING UNLESS BUYER HAS DETERMINED IT WANTS SELLER TO TERMINATE SUCH CONTRACTS PRIOR TO CLOSING PURSUANT TO THE TERMS OF THE PSA.]

EXHIBIT H
FORM OF NOTICE TO TENANTS
September ___, 2016
Re:    Notice of Change of Ownership of
________________
________________
________________

Re:    40 Allied Drive, Dedham and Westwood, Massachusetts

Ladies and Gentlemen:

You are hereby notified as follows:

1.    That as of the date hereof, GREATER BOSTON MUSCULOSKELETAL REAL ESTATE COMPANY, LLC, a Massachusetts limited liability company, has transferred, sold, assigned, and conveyed all of its interest in and to that certain above-described property (the “Property”) to ___________________________ (the “New Owner”).
2.    Future notices and rental payments with respect to your leased premises at the Property should be made to the New Owner in accordance with your lease terms at the following address:
___________________________
___________________________

___________________________
Attention: ___________________

3.    Your security deposit, if any, has been transferred to the New Owner and as such the New Owner shall be responsible for holding the same in accordance with the terms of your lease.
Sincerely,

GREATER BOSTON MUSCULOSKELETAL REAL ESTATE COMPANY, LLC, a Massachusetts limited liability company

By:
Name:    Thomas A. Shields
Title:    Authorized Representative

EXHIBIT I
FORM OF FIRPTA AFFIDAVIT
Section 1445 of the Internal Revenue Code provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445 of the Code), the owner of a disregarded entity (which holds legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform the transferee that withholding of tax is not required upon the disposition of a United States real property interest by GREATER BOSTON MUSCULOSKELETAL REAL ESTATE COMPANY, LLC, a Massachusetts limited liability limited partnership (“Seller”), the undersigned, as the sole member of Seller, hereby certifies the following on behalf of Seller:
1.    Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations); and
2.    The undersigned is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii) of the Income Tax Regulations. Seller is a disregarded entity as defined in Section 1.1445-2(b)(2)(iii) of the Income Tax Regulations.
3.    Seller’s U.S. employer tax identification number is ______________; and
4.    Seller’s office address is c/o Shields Health Care Group, Inc., 700 Congress Street, Suite 204, Crown Colony Park, Quincy, Massachusetts 02169.
Seller understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.
The undersigned declares that it has examined this certification and to the best of its knowledge and belief it is true, correct and complete, and it further declares that it has authority to sign this document on behalf of Seller.
Dated: September ___, 2016.
GREATER BOSTON MUSCULOSKELETAL REAL ESTATE COMPANY, LLC, a Massachusetts limited liability company

By:
Name:    Thomas A. Shields
Title:    Authorized Representative

EXHIBIT J
FORMS OF THIRD AMENDMENTS TO NEBH LEASE AND MBRMRI LEASE
THIRD AMENDMENT TO LEASE
BETWEEN
GREATER BOSTON MUSCULOSKELETAL CENTER REAL ESTATE COMPANY, LLC
AND
NEW ENGLAND BAPTIST HOSPITAL

This Third Amendment to Lease (the “Third Amendment”) is entered into as of the 1st day of August 2016 (the “Effective Date”) by and between Greater Boston Musculoskeletal Center Real Estate Company, LLC (“Landlord”) and New England Baptist Hospital (“Tenant”). (Landlord and/or Tenant may be referred to herein individually as a “Party” or, collectively, as the “Parties”.) Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Lease (defined below), as previously amended.

WHEREAS, Landlord and Tenant are the Parties to a certain lease dated May 30, 2012 (the “Original Lease”) subsequently amended by a First Amendment to Lease dated on or about July ___, 2013 (the “First Amendment”) and further amended by a Second Amendment to Lease dated January 27, 2014 (the “Second Amendment”) (The Original Lease, First Amendment and Second Amendment are collectively referred to herein as the “Lease”.); and

WHEREAS, the Parties desire to further amend the Lease as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for further good and valuable consideration, the Parties agree to further amend the Lease as follows:

1.	Amendments to Specific Existing Lease Provisions. As of the Effective Date, the Parties hereby agree to the following:

(a)	Basic Rent. The “Basic Rent” as defined in Section 1.1 of the Original Lease is hereby amended to set forth the following definition:

“Basic Rent: Twenty-Eight Dollars ($28.00) per square foot of the Premises. Effective August 1, 2016 (the “First Adjustment Date”), Basic Rent shall increase by 3.5% to $28.98 per square foot of the Premises.

In addition, Basic Rent shall be adjusted on each three (3) year anniversary of the First Adjustment Date (except as provided hereinbelow with respect to each “Extended Term”) by an amount equal to the CPI Adjustment for the applicable period, provided however, that Basic Rent for any Adjustment Period shall not exceed 112% of the Basic Rent per square foot in effect (determined without reference to any abatement or credit, which may then be in effect) immediately prior to the applicable Adjustment Period. Notwithstanding the foregoing to the contrary, if Tenant exercises one or both of its options to extend described in Section 2.3 below, then the Basic Rent for the first thirty-six (36) months of the applicable Extended Term shall be the Basic Rent determined as provided in Section 2.3(b) below and thereafter there shall only be one Adjustment Period with respect to each Extended Term which shall establish the Basic Rent for the period from and after the thirty-seventh (37th) month of the applicable Extended Term through the expiration of the applicable Extended Term.”

(b)	Adjustment Period. The “Adjustment Period” as defined in Section 1.1 of the Original Lease is hereby amended to set forth the following definition:

“Adjustment Period: Commencing on the First Adjustment Date, each three (3) year period during the remainder of the Term, provided however, that the Adjustment Period for any Extended Term shall begin on the first day of the applicable Extended Term and shall end on the third anniversary thereof.”

(c)
Premises Rentable Area. The “Premises Rentable Area” as defined in Section 1.1 of the Original Lease and previously amended by Paragraph 1(b) of the Second Amendment is hereby increased by 6,636 square feet from 47,309 square feet to 53,946 square feet and shall now include the areas on the first floor of the Building labeled “Available Shell” on the diagram attached hereto as Exhibit A.

(d)
Tenant’s Proportionate Share. The Tenant’s Proportionate Share in Section 1.1 of the Original Lease and previously amended by Paragraph 1(c) of the Second Amendment to 73.77% is hereby increased to 84.12%.

(e)	Permitted Use. The Tenant’s Permitted Use in Section 1.1 of the Original Lease is hereby amended by adding the following to the end of the last sentence of the definition:

“; provided, however, Tenant’s performance of ultrasound-guided musculoskeletal procedures shall not constitute advanced imaging and does not require such prior written consent.”

(f)	Tenant Generator. There is added to Section 2.2 of the Lease the following subsection (e):

“(e) Tenant has installed an emergency back-up generator and housing (the “Generator”) to serve the Premises and Common Facilities of the Building. The Generator is located on a concrete pad constructed by Tenant (the “Pad”) in the location shown on Exhibit B attached hereto. As appurtenant to the Premises, subject to compliance with all applicable Laws and governmental approvals, including the procurement of all necessary permits and licenses, Tenant shall, at no additional charge, continue to maintain and use the Generator during the Term.  The Pad shall be deemed to be part of the Premises under the terms of the Lease for purposes of Tenant’s indemnity, insurance and other obligations, other than the obligation to pay Rent and except that the use made of the Pad shall only be for the installation, maintenance and removal, if required, of the Generator.   Tenant must obtain the prior approval of Landlord for the relocation or replacement of the Generator, which approval shall not be unreasonably withheld, conditioned or delayed. All costs of installation, replacement, relocation (which cost and expense shall include, but shall not be limited to, the cost to install the Pad, the cost of any required screening and the cost of tying into the Building systems), maintenance and removal, if required, and any required repairs to the Building due to such removal, shall be paid by Tenant. Tenant shall maintain the Generator and Pad in good order and repair (reasonable wear and tear and damage by fire or other casualty excepted) and in compliance with all applicable Laws throughout the Term. Any fuel associated with the operation of the Generator must be stored, transported and disposed of in accordance with all applicable Laws. Tenant shall perform or cause to be performed regular maintenance and testing of the Generator in accordance with manufacturer’s recommendations and the minimum requirements of the authority having jurisdiction. Tenant shall provide Landlord with copies of all maintenance and testing reports once per month throughout the Term of the Lease. If Tenant fails to provide such monthly report, said failure shall not be an Event of Default, Landlord shall provide Tenant with written notice of such failure and Tenant shall have five (5) business days after the receipt of such notice to deliver the requested reports to Landlord (the “Five Day Period”). The failure to deliver such reports to Landlord before the expiration of the Five Day Period shall constitute an Event of Default. At the expiration of the Term, title to the Generator and Pad shall automatically be transferred to Landlord for no additional consideration and the Generator and Pad shall remain in their then location and not be removed by Tenant. If requested by Landlord, Tenant shall execute a bill of sale in favor of Landlord to evidence said transfer.   If the Generator is materially damaged, destroyed, no longer capable of being repaired to operate at peak efficiency or has reached the end of its useful life, Tenant shall, at its sole cost and expense and in consultation with Landlord, replace the Generator with one having the capacity to serve the Premises and the Common Facilities of the Building to the fullest extent required by all applicable Laws. In the event Tenant fails to perform any obligations with respect to the Generator or Pad, Landlord shall have the right, but not the obligation, to perform on Tenant's behalf and Tenant shall reimburse Landlord for the reasonable costs incurred in connection therewith as Additional Rent hereunder, which reimbursement obligations shall survive the expiration or earlier termination of the Lease. If Tenant fails to reimburse as aforesaid within thirty (30) days after Tenant’s receipt of an invoice therefor, Landlord shall be entitled to deduct such amount from the Security Deposit, and Tenant shall be obligated to replenish said Security

Deposit within seven (7) days thereafter. The restoration of the Generator and Pad following a casualty or condemnation shall be the responsibility of Tenant, at Tenant’s sole cost and expense.”

(g)	Landlord’s Common Facilities Management. There is added to Article 7 of the Lease the following Section 7.7.

“7.7 Landlord’s Common Facilities Management. Landlord’s management of the Common Facilities shall be provided by a major, reputable national or regional management company that shall be subject to the written approval of Tenant, which approval shall not be unreasonably withheld, delayed or conditioned.”

(h)	Exclusive Rights. There is added to the Lease the following new Article 17.

“ARTICLE 17
TENANT’S EXCLUSIVE RIGHTS

Provided that the Lease is in full force and effect and no default is then occurring and continuing beyond the expiration of any applicable notice or cure period, and further provided Tenant leases at least 53,946 square feet in the Building and is operating as a hospital licensed ambulatory surgical center, Landlord, for itself and its successors and assigns, represents, warrants, covenants and agrees that during the Term: (A) it shall not lease to, nor grant its consent to any sublease or assignment of any premises in the Property by, any person or entity (other than Tenant) for any hospital-based practice related to (i) an orthopedic surgical center; (ii) a sports-performance center; (iii) physical therapy or (iv) occupational health (collectively, the “Exclusive Uses”); and (B) in furtherance of the Exclusive Uses, it shall not permit the display anywhere on the Property, including, without limitation, in or on the Building, of any signage, advertising or other indicia of branding of any hospital or medical center other than New England Baptist Hospital or any successor entity (“Exclusive Signage”).  The Exclusive Uses and the Exclusive Signage are collectively referred to as the “Exclusive Rights.”   The Exclusive Rights granted to Tenant in this Article 17 shall inure to the benefit of any Tenant successor, assignee of Tenant’s interest in this Lease and to any subtenant of all or any portion of the Premises. Tenant agrees that the Exclusive Rights granted herein are subject to the permitted use rights of other tenants under the leases existing as of the Effective Date of this Third Amendment (collectively, the “Existing Leases”). Notwithstanding the foregoing, Landlord agrees that Landlord shall not grant its consent to a change of any permitted use right under any Existing Lease that would violate the Exclusive Uses granted hereunder, where Landlord’s consent for such change in use is required under the terms of such Existing Lease.

Upon any breach of the Exclusive Rights by Landlord, Landlord agrees to use commercially reasonable efforts to stop the applicable tenant’s continued operation in violation of Tenant’s Exclusive Rights. If Landlord is unable to cure such breach within thirty (30) business days from the date Landlord receives written notice from Tenant that Tenant’s Exclusive Rights have been violated, Tenant shall have all remedies available to it at law and in equity, including, without limitation, the right to obtain injunctive relief, and/or to commence and prosecute an action against Landlord for damages, including, without limitation, consequential damages (notwithstanding Section 15.7 of the Original Lease).  Landlord acknowledges and agrees that the Exclusive Rights are reasonable and necessary to protect the legitimate business interests of Tenant and that any violation thereof would result in irreparable injury to Tenant and would entitle Tenant to injunctive relief.

Notwithstanding the foregoing, Landlord shall not be considered to be in violation of this Article 17 if a tenant or occupant in the Building acts as a “Renegade Tenant” (which is defined as another tenant or occupant within the Building who violates Tenant’s Exclusive Rights and such tenant’s lease or occupancy agreement would not allow such violation without Landlord’s consent). In such event, upon receipt of notice from Tenant advising Landlord of such violation, Landlord shall use commercially reasonable efforts to stop the Renegade Tenant’s continued operation in violation of Tenant’s Exclusive Rights; provided, however, Landlord shall have no obligation to commence legal proceedings against such Renegade Tenant. If such Renegade Tenant continues to operate in violation of Tenant’s Exclusive Rights thirty (30) business days after Tenant first notifies Landlord of such violation, then Tenant shall have the right (a) to conduct and prosecute appropriate legal proceedings against such Renegade Tenant (including, without limitation, an action for injunctive relief) in Tenant’s own name, at Tenant’s sole cost and expense,  or (b) in the event the right set forth in (a) above is not permitted to be exercised under applicable Laws, then to conduct and prosecute such legal proceedings in the name of Landlord, at Tenant’s sole cost and expense, and Landlord shall cooperate with Tenant with respect to such prosecution (including, without limitation, by executing any documentation or authorization reasonably required by Tenant in connection with such prosecution and by appearing at any hearing or trial with respect to such prosecution); provided, however, all reasonable costs incurred by Landlord to provide such cooperation shall be reimbursed by Tenant.  Notwithstanding anything contained herein to the contrary, in no event shall Tenant have the right to terminate the lease of or dispossess or evict any tenant violating Tenant’s Exclusive Rights.

The provisions of this Article 17 shall survive the expiration of the Term of this Lease.”

(i)	Tenant’s Rights of First Offer to Purchase. There is added to the Lease the following new Article 18.

“ARTICLE 18
TENANT’S RIGHTS OF FIRST OFFER TO PURCHASE

As used herein, the term “Property” shall mean all of the Property or such applicable portion as Landlord is proposing to sell, transfer or convey.  So long as (a) Tenant leases at least 53,946 square feet in the Building, (b) no Event of Default has occurred either at or prior to the time of the Sale Notice (as hereinafter defined) or at or prior to the time of Tenant’s response thereto, and (c) this Lease is in full force and effect, if at any time during the Term Landlord shall desire to sell the Property, Landlord shall first give written notice of such intent to Tenant (“Sale Notice”). Tenant shall then have the exclusive right to offer to purchase the Property by notifying Landlord in writing of such desire not later than twenty-five (25) days after Tenant's receipt of the Sale Notice. Tenant’s response (“Offer”) shall include the all-cash purchase price, inspection and other contingency periods, closing date, place of closing and any other material terms of the proposed purchase. If Tenant timely delivers the Offer to Landlord, Landlord shall advise Tenant whether it accepts the proposed terms set forth in Tenant’s Offer by written notice given to Tenant with ten (10) business days following Landlord’s receipt of the Offer, and the parties shall enter into a Purchase Contract as described below. Notwithstanding anything contained herein to the contrary, in no event shall Landlord have any obligation to accept Tenant’s Offer. If Tenant does not timely deliver the Offer, then Landlord shall be free to sell the Property to a third-party person or entity on such terms and conditions as Landlord may elect, and upon such sale to a third party, the terms of this Article 18 of this Lease shall automatically terminate and be of no force and effect.  Notwithstanding any of the foregoing to the contrary:

(1)Landlord may sell all or any portion of the fee interest in the Property without necessity of complying with the provisions of this Article 18 in connection with any bona fide corporate dissolution, reorganization or transfer to an affiliate of Landlord, or in connection with any transfer of shares of stock or membership interest to an existing or new shareholder/member, provided that the transferee in any such transaction shall hold title to the Property subject to Tenant's rights under this Article 18.

(2)Nothing in this Article 18 shall be construed as a prohibition against or limitation on Landlord's right to (i) make a collateral or actual assignment of rents in connection with any financing arrangement Landlord may enter into in connection with the Property or any portion thereof or (ii) the granting of a mortgage encumbering the Property or any portion thereof or (iii) the sale and subsequent leaseback by Landlord of its interest in the Property or any portion thereof provided that such sale and subsequent leaseback is done for financing purposes; Tenant acknowledging and agreeing that Landlord shall not be required to afford Tenant the opportunity to purchase the fee interest in the Property prior to making any such assignment, granting any such mortgage or consummating any such sale and subsequent leaseback; provided that the transferee in any such transaction shall hold title to the Property subject to Tenant's rights under this Article 18.

(3)Nothing in this Article 18 shall be construed as a prohibition against or limitation on Landlord's right to convey (i) all or any portion of the Property to a governmental authority in lieu of (or under threat of) condemnation and such transferred or condemned property shall no longer be subject to Tenant’s rights under this Article 18 or (ii) the Property to a third party if the sale of the Property is part of a portfolio of properties being sold by Landlord (or a party controlling or controlled by Landlord) and after such portfolio sale, the Property shall no longer be subject to Tenant’s rights under this Article 18.

If Landlord accepts the Offer, the parties shall enter into a purchase and sale agreement consistent with the terms set forth in the Offer and the terms and conditions contained in the Purchase and Sale Agreement dated in August, 2016 between Greater Boston Musculoskeletal Center Real Estate Company, LLC and RREEF America L.L.C. (as modified by the terms set forth in the Offer and as further modified to reflect any non-applicable provisions or provisions special or unique to seller) within ten (10) business days after Landlord’s acceptance of Tenant’s Offer (the “Purchase Contract”).

In the event that Tenant does not enter into a Purchase Contract within the required time period or does not purchase the Property pursuant to the Purchase Contract for any reason other than Landlord's failure to sell the Property to Tenant as required under the Purchase Contract, then Tenant's rights under this Article 18  shall terminate and this Article 18 shall be null and void and of no further force and effect, which termination shall be Landlord’s sole and exclusive remedy for any such breach by Tenant (except as expressly provided in the Purchase Contract, if so executed).

The rights granted to Tenant under this Article 18 are personal to New England Baptist Hospital, may not be exercised by any party other than New England Baptist Hospital and shall be of no further force and effect upon the assignment of the Lease (by operation of law or otherwise) by New England Baptist Hospital.

Time is of the essence with respect to all of the terms and provisions of this Article 18.”

2.
TI Improvement Allowance. Consistent with the tenant improvement allowances granted by Landlord to other tenants, Landlord hereby agrees that on the closing date of the sale of the Property by Greater Boston Musculoskeletal Center Real Estate Company, LLC (“GBMCREC”) to an unaffiliated third party, GBMCREC agrees to pay to Tenant from the sales proceeds a one-time leasehold improvement allowance (the “TI Allowance”) in the amount of $75.00 per square foot with respect to the 16,000 square feet of space that Tenant leases on the first floor of the Building for a total TI Allowance of $1,200,000 and Tenant shall execute a written certification at such closing to the purchaser confirming the amount owed, and the Tenant’s wire instructions for payment by GBMCREC.

3.
Possible Inclusion of Space Currently Leased by Orthopedics New England, Inc. In the event that Orthopedics New England, Inc. (“ONE”) does not timely exercise its option to extend the term of its lease (the “ONE Lease”) for 1,372 square feet of space on the first floor of the Building (such space, the “ONE Space”) beyond July 31, 2018 in accordance with Section 2.3 of the ONE Lease, Tenant agrees that effective as of August 1, 2018 the ONE Space shall be added to the Tenant’s Premises upon all terms and conditions of the Lease (including without limitation, Basic Rent) for the remainder of the Term of the Lease with all applicable adjustments, including but not limited to an adjustment to Tenant’s Proportionate Share, to be memorialized in a subsequent amendment to Tenant’s Lease.

4.
Ratification of Lease. Except as amended hereby, the terms and conditions of the Lease are hereby affirmed and ratified. Capitalized terms not defined herein shall have the meaning set forth in the Lease. In the event of any conflict between the Lease and this Third Amendment, the terms of this Third Amendment shall control. Landlord and Tenant each hereby ratifies and confirms its obligations under the Lease and represents and warrants to the other that, to its knowledge, it has no defenses thereto. Additionally, Landlord and Tenant each confirms and ratifies that, as of the date hereof, each has no claims, counterclaims, set-offs or defenses against the other arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.

5.
Authority. Landlord and Tenant each warrant to the other that the person or persons executing this Third Amendment on its behalf has or have authority to do so and that such execution has fully obligated and bound such Party to all terms and provisions of this Third Amendment.

6.
Execution/Entire Agreement. This Third Amendment, together with the Lease, constitutes the entire agreement of the Parties, and may not be amended except by written instrument signed by both Parties. This Third Amendment shall have the effect of an agreement under seal and shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

7.
Counterparts. This Third Amendment may be executed in any number of counterparts, each of which shall constitute an original and together a single instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of a signature page to this Third Amendment by facsimile or portable document format (.pdf) shall be effective as delivery of a manually executed counterpart of this Third Amendment.

(Remainder of page left intentionally blank; signature page follows.)

15.23	IN WITNESS WHEREOF, Landlord and Tenant have executed this Third Amendment as of the day and year first above written.

LANDLORD GREATER BOSTON MUSCULOSKELETAL CENTER REAL ESTATE COMPANY, LLC By: ________________________________ Thomas A. Shields Authorized Representative	TENANT NEW ENGLAND BAPTIST HOSPITAL By: _____________________________ Name: Title:

(Signature page to
Third Amendment to Lease
Between
Greater Boston Musculoskeletal Center Real Estate Company, LLC
And
New England Baptist Hospital)

EXHIBIT A

“Available Shell” Premises

EXHIBIT B

Location of Generator

Allied Drive
Allied Drive
GENERATOR
NEW ENGLAND BAPTIST®
OUTPATIENT CARE CENTER
In Partnership With
INTERSTATE
95

THIRD AMENDMENT TO LEASE
BETWEEN
GREATER BOSTON MUSCULOSKELETAL CENTER REAL ESTATE COMPANY, LLC
AND
MASSACHUSETTS BAY REGIONAL MRI LIMITED PARTNERSHIP

This Third Amendment to Lease (the “Third Amendment”) is entered into as of the 1st day of August 2016 (the “Effective Date”) by and between Greater Boston Musculoskeletal Center Real Estate Company, LLC (“Landlord”) and Massachusetts Bay Regional MRI Limited Partnership (“Tenant”). (Landlord and/or Tenant may be referred to herein individually as a “Party” or, collectively, as the “Parties”.) Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Lease (defined below), as previously amended.

WHEREAS, Landlord and Tenant are the Parties to a certain lease dated June 1, 2012 (the “Original Lease”) subsequently amended by a First Amendment to Lease dated “as of the ___ of July ___, 2013” (the “First Amendment”) and further amended by a Second Amendment to Lease dated January 27, 2014 (the “Second Amendment”) (The Original Lease, First Amendment and Second Amendment are collectively referred to herein as the “Lease”.); and

WHEREAS, the Parties desire to further amend the Lease as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for further good and valuable consideration, the Parties agree to further amend the Lease as follows:

8.	Amendments to Specific Lease Provisions. As of the Effective Date, the Parties hereby agree to the following:

(a)	Basic Rent. The “Basic Rent” as defined in Article 1.1 of the Original Lease is hereby amended to set forth the following definition:

“Basic Rent: Twenty-Eight Dollars ($28.00) per square foot of the Premises. Effective August 1, 2016 (the “First Adjustment Date”), Basic Rent shall increase by 3.5% to $28.98 per square foot of the Premises.

In addition, Basic Rent shall be adjusted on each three (3) year anniversary of the First Adjustment Date (except as provided hereinbelow with respect to each “Extended Term”) by an amount equal to the CPI Adjustment for the applicable period, provided however, that Basic Rent for any Adjustment Period shall not exceed 112% of the Basic Rent per square foot in effect (determined without reference to any abatement or credit, which may then be in effect) immediately prior to the applicable Adjustment Period. Notwithstanding the foregoing to the contrary, if Tenant exercises one or both of its options to extend described in

Section 2.3 below, then the Basic Rent for the first thirty-six (36) months of the applicable Extended Term shall be the Basic Rent determined as provided in Section 2.3(b) below and thereafter there shall only be one Adjustment Period with respect to each Extended Term which shall compute the Basic Rent for the period from and after the thirty-seventh (37th) month of the applicable Extended Term through the expiration of the applicable Extended Term.”

(b)	CPI Adjustment. The new term, “CPI Adjustment” and its definition are hereby added to Article 1.1 of the Original Lease as follows:

“CPI Adjustment: An amount equal to the Basic Rent then in effect times the percentage increase, if any, between the Price Index for the month immediately preceding the first month of an applicable Adjustment Period as a starting point and the Price Index for the month immediately preceding the last month of an Adjustment Period as an ending point.”

(c)	Adjustment Period. The new term, “Adjustment Period” and its definition are hereby added to Article 1.1 of the Original Lease as follows:

“Adjustment Period: Commencing on the First Adjustment Date, each three (3) year period during the remainder of the Term, provided however, that the Adjustment Period for any Extended Term shall begin on the first day of the applicable Extended Term and shall end on the third anniversary thereof.”

(d)	Price Index. The new term, “Price Index” and its definition are hereby added to Article 1.1 of the Original Lease as follows:

“Price Index: The United States Department of Labor Bureau of Labor Statistics’ Consumer Price Index, All Urban Consumers, All Items, (1982-84 = 100) for Boston-Lawrence-Salem, MA – NH. If the Bureau of Labor Statistics substantially revises the manner in which the CPI is determined, an adjustment shall be made in the revised index, which would produce results equivalent, as nearly as possible, to those which would be obtained if the CPI had not been so revised. Without limiting the generality of the foregoing, if the 1982-84 average shall no longer be used as an index of 100, such change shall constitute a substantial revision. If the CPI becomes unavailable to the public because publication is discontinued, or otherwise becomes unavailable, or if the data is not readily available to enable Landlord to make the adjustment to the revised index referred to above, Landlord shall substitute a comparable index based upon changes in the cost of living or purchase power of the consumer dollar published by any other governmental agency or, if no such index is available, then a comparable index published by a major bank, other financial institution, university or recognized financial publication and generally recognized and used for such adjustments in the Boston metropolitan area.”

(e)	Tenant’s Right to Install Fixed Imaging Equipment. Article 5.2(a) of the Original Lease is hereby amended to insert the following sentence at the end of the current provision:

“Notwithstanding anything to the contrary contained herein, Tenant shall have the right to install fixed medical imaging equipment (including but not limited to MRI machines and/or PET machines and/or CT machines, collectively referred to herein as the “Equipment”) in the Premises during the Term, provided that: (i) Tenant shall comply with all requirements for the performance of Alterations (other than obtaining Landlord’s consent for the Equipment itself) in connection with the installation of the Equipment, and (ii) Tenant shall remove any such installed Equipment, and repair any damage caused to the Premises or Building by such removal, upon the termination of the Lease. Landlord shall cooperate with Tenant, but shall not be required to incur any costs, with respect to the installation of the Equipment and the performance of any related Alterations including but not limited to the following:

(i). Government permitting requirements;

(ii). Communications with other tenants regarding design and construction activities;

(iii). Allowing access and/or installation of wiring to roof through Common Facilities (provided that such installation shall comply with (and not void) any roof warranties); and;

(iv). Consent to the placement of a chiller either on the roof of the Building or on the Land.”

(f)	Protection of Tenant’s Permitted Use. Article 5.1 of the Original Lease is hereby amended to insert the following sentence at the end of the current provision:

“Provided that the Lease is in full force and effect and no default has occurred and continued beyond the expiration of any applicable notice or cure period, and further provided Tenant is operating primarily as a medical diagnostic imaging facility, during the Term, as the same may be extended, Landlord agrees that it shall not lease to nor grant its consent to any sublease or assignment or change in use of any premises in the Building for the principal use of operating any of the following medical diagnostic imaging equipment: MRI, PET, CT and/or any improved or modified version of those technologies. Notwithstanding the foregoing, Tenant agrees that so long as New England Baptist Hospital, or its successors or assigns, is leasing and occupying space within the Building, New England Baptist Hospital, or its successors or assigns, shall have the right to perform ultrasound-guided musculoskeletal procedures and such use will not be deemed a breach or violation of the exclusive use rights granted to Tenant herein.

Tenant agrees that the exclusive use rights granted herein are subject to the permitted use rights of other tenants under the leases existing as of the Effective Date of this Third Amendment (collectively, the “Existing Leases”). Notwithstanding the foregoing, Landlord agrees that Landlord shall not grant its consent to a change of any permitted use rights under any Existing Lease that would violate the exclusive use rights granted to Tenant hereunder, where Landlord’s consent for such change in use is required under the terms of such Existing Lease.”

9.
TI Improvement Allowance. Consistent with the tenant improvement allowances granted by Landlord to other tenants, Landlord hereby agrees that on the closing date of the sale of the Property by Greater Boston Musculoskeletal Center Real Estate Company, LLC (“GBMCREC”) to an unaffiliated third party, GBMCREC agrees to pay to Tenant from the sales proceeds a one-time leasehold improvement allowance (the “TI Allowance”) in the amount of $75.00 per square foot with respect to the 4,305 square feet of occupied space that Tenant leases for a total TI Allowance of $322,875.00 and Tenant shall execute a written certification at such closing to the purchaser confirming the amount owed, and the Tenant’s wire instructions for payment by GBMCREC.

10.
Signage. During the remainder of the Term (and any extensions), Tenant shall be entitled to maintain all of its signage existing as of the Effective Date of this Third Amendment on and/or within the Property, the Building and the Premises and replace such signage in the event of damage or excessive wear and tear, all in compliance with applicable Laws. Tenant, at its expense, also shall have the right during the Term to replace any existing signage referencing “Shields Health Care Group” with signage of a similar character and size that references “Shields MRI” and/or “Shields Imaging” and/or similar phrasing. Tenant shall remove all such signage upon the termination or expiration of the Lease and repair any damage caused to the Premises or Building by such removal.

11.
Ratification of Lease. Except as amended hereby, the terms and conditions of the Lease are hereby affirmed and ratified. Capitalized terms not defined herein shall have the meaning set forth in the Lease. In the event of any conflict between the Lease and this Third Amendment, the terms of this Third Amendment shall control. Landlord and Tenant each hereby ratifies and confirms its obligations under the Lease and represents and warrants to the other that, to its knowledge, it has no defenses thereto. Additionally, Landlord and Tenant each confirms and ratifies that, as of the date hereof, each has no claims, counterclaims, set-offs or defenses against the other arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.

12.
Authority. Landlord and Tenant each warrant to the other that the person or persons executing this Third Amendment on its behalf has or have authority to do so and that such execution has fully obligated and bound such Party to all terms and provisions of this Third Amendment.

13.
Execution/Entire Agreement. This Third Amendment, together with the Lease, constitutes the entire agreement of the Parties, and may not be amended except by written instrument signed by both Parties. This Third Amendment shall have the effect of an agreement under seal and shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

14.
Counterparts. This Third Amendment may be executed in any number of counterparts, each of which shall constitute an original and together a single instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of a signature page to this Third Amendment by facsimile or portable document format (.pdf) shall be effective as delivery of a manually executed counterpart of this Third Amendment.

(Remainder of page left intentionally blank; signature page follows.)

15.24	IN WITNESS WHEREOF, Landlord and Tenant have executed this Third Amendment as of the day and year first above written.

LANDLORD GREATER BOSTON MUSCULOSKELETAL CENTER REAL ESTATE COMPANY, LLC By: ________________________________ Thomas A. Shields Authorized Representative	TENANT MASSACHUSETTS BAY REGIONAL MRI LIMITED PARTNERSHIP By: _____________________________ Thomas A. Shields Authorized Representative

(Signature page to
Third Amendment to Lease
Between

EXHIBIT K

FORM OF TENANT ESTOPPEL

TENANT ESTOPPEL CERTIFICATE

TO:	RREEF AMERICA L.L.C. ("RREEF")

DATE:	August ___, 2016

PROPERTY:	40 Allied Drive, Dedham/Westwood, Massachusetts

LANDLORD:	GREATER BOSTON MUSCULOSKELETAL CENTER REAL ESTATE COMPANY, LLC

TENANT:	[ ]

TENANT’S NOTICE ADDRESS:	[________________________________________]

LEASED PREMISES:	A portion of the ground floor of the Property containing approximately [ ] rentable square feet

LEASE:	A certain Lease dated [____________, 20 ] between Landlord and Tenant [as amended by _______________] (the “Lease”)

Tenant hereby certifies to, and agrees with, Landlord and RREEF (and any other prospective purchaser and any lender to RREEF or to such prospective purchaser) that as of the date hereof:

1.
The Lease identified above constitutes the entire agreement between the parties. There are no other agreements (oral or written) between Landlord and Tenant concerning the Leased Premises. Tenant has not sublet any portion of the Leased Premises nor assigned the Lease or any of its rights under the Lease.

2.
The Lease has been properly executed by Tenant and is valid and in full force and effect. The Leased Premises comprise approximately [    ] rentable square feet of space. The monthly Basic Rent presently payable under the Lease as the date hereof is $[_____]. Tenant's obligation to pay Basic Rent began on [_________________] and Tenant's obligation to pay Tenant's Proportionate Share of Operating Costs and Taxes began on [______________]. Tenant is not in arrears on any rent or other charges payable by Tenant under the Lease. No rent has been paid by Tenant in advance under the Lease for more than thirty (30) days.

3.
Tenant acknowledges that it has accepted the Leased Premises and the Commencement Date is [______________]. The improvements and space required to be furnished according to the Lease have been duly delivered by Landlord and accepted by Tenant. Landlord’s obligations to pay for tenant improvements, if any, have been satisfied.

4.
The Lease Term commenced upon the Commencement Date; the initial Term, excluding unexercised renewals and extensions, will terminate as of the last day of [_________]. Tenant has [one (1)] extension option for a [five (5)] year term, available for exercise under the Lease.

5.
Neither Landlord nor Tenant is in default in the performance of their respective obligations under the Lease; no event has occurred and no condition exists which, with the giving of notice or the passage of time, or both, could result in a default by Landlord under the Lease; and Tenant has no existing defenses, offsets, liens, claims or credits against the rentals under the Lease or against the enforcement by Landlord of any of the obligations of Tenant under this Lease. Tenant has no present claims against Landlord under the Lease.

6.
Tenant does not have (a) any right to renew or extend the Lease except as set forth in Section 4 above nor (except as otherwise expressly provided in the Lease) any right to cancel or reduce the term of the Lease; (b) any rights of first offer or first refusal with respect to the leasing of any space at the Property; (c) any expansion rights; or (d) any options or rights of first refusal to purchase the Leased Premises or the Property.

7.
Except as referenced in Paragraph 2 above, Tenant has no right to any free rent, reduction in rent, application of unused tenant improvement allowances, or any other type of rent concession or to any lease support payments or lease buy-outs.

8.	Tenant has paid to Landlord a security deposit in the amount of $[____________]. The current unapplied balance of Tenant’s security deposit is $[____________].

9.	All tenant allowances (including relocation costs), if any, due from Landlord have been received by Tenant.

10.
Landlord has completed all Tenant operating expense reconciliations for August 1, 2014 – July 31, 2015 and all prior years. There are no current disputes with Landlord regarding tenant operating expense reconciliations for the current year or any prior year, and no ongoing operating expense audits are underway or have been requested by Tenant.

11.	Tenant is solvent and free from bankruptcy and other reorganization proceedings and assignments for the benefit of creditors.

This Certificate is being executed and delivered by Tenant in connection with the potential sale of the Property by Landlord to RREEF and Tenant understands and agrees that RREEF, any purchaser of the Property and any lender to RREEF or to any such purchaser may rely upon the statements contained herein. Tenant agrees that it will, upon receipt of written notice from Landlord, commence to pay all rents to the designated purchaser of the Leased Premises or to any agent acting on such purchaser’s behalf.

All terms herein that are capitalized shall have the meaning set forth in Lease unless otherwise defined herein.

[REMAINDER OF PAGE INTENTIONALLY BLANK]
[Signature Page Follows]

IN WITNESS WHEREOF this Tenant Estoppel Certificate has been executed by the undersigned as of the date first written above.

TENANT:

[            ]

By: ____________________
Name:    ________________
Title:

EXHIBIT L

FORM OF ESCROW AGREEMENT

Escrow No.
EARNEST MONEY ESCROW AGREEMENT
(Letter of Credit)
This Escrow Agreement is made effective as of August 31, 2016 by and among Chicago Title Insurance Company (referred to as “Company” or “Escrow Agent”), RREEF America L.L.C. (“Purchaser”) and Greater Boston Musculoskeletal Center Real Estate Company, LLC (“Seller”).
Whereas, Purchaser and Seller are parties to that certain sales contract dated August 31, 2016 (“Contract”); and
Whereas, Purchaser and Seller have requested Escrow Agent to hold the earnest money in the form of an irrevocable letter of credit in the principal amount of $1 million (the “Letter of Credit”) from Wells Fargo Bank, N.A. to Escrow Agent as provided in the Contract, together with any additional deposits (collectively, the “Deposit”) in accordance with the provisions of this Escrow Agreement and the Contract.
Whereas, unless Purchaser has validly terminated the Contract on or before September 16, 2016 in accordance with Section 5.3 of the Contract, pursuant to Section 3.2 of the Contract, Purchaser shall, on or before 5:00 PM Eastern on September 20, 2016, deposit with Escrow Agent the sum of $1 million cash (“Cash Deposit”) which shall become the Deposit and whereupon Escrow Agent shall promptly return the Letter of Credit to Purchaser.
Now, therefore, in consideration of the mutual promises set forth herein and other good and valuable consideration and the proposed issuance of a title policy by the Company, the parties agree as follows:

1.
Escrow Agent. Purchaser and Seller hereby appoint Company as escrow agent hereunder. The Deposit is hereby delivered to Escrow Agent, who by signing below, acknowledges its receipt of Letter of Credit in the amount of $1,000,000.00 payable to the Company as beneficiary. Escrow Agent is acting as a depository only for the Letter of Credit, and does not confirm the validity, conditions or worth of the Letter of Credit. Escrow Agent shall hold the Cash Deposit, if any, in accordance with the provisions of this Escrow Agreement.

2.	Fee. There shall be no fee for the services of Escrow Agent.

3.
Release of Deposit. In the event Purchaser terminates the Contract on or before 5:00 PM Eastern on September 16, 2016 by delivery of written notice to Seller in accordance with Section 5.3 of the Contract, Escrow Agent shall, upon the written request of Purchaser, and upon Escrow Agent’s receipt of acknowledgment of Seller of receipt of Purchaser’s termination (which Seller shall promptly deliver to Escrow Agent and which may be by e-mail), deliver the Deposit to Purchaser and notify Seller of such disbursement. If the Contract is not terminated by Purchaser on or before 5:00 PM Eastern on September 16, 2016, Escrow Agent shall hold and disburse the Deposit in accordance with the terms of the Contract. If Escrow Agent has not received a notice of termination from Purchaser on or before 5:00 PM Eastern on September 16, 2016, and Purchaser has not deposited the Cash Deposit with Escrow Agent by 5:00 PM Eastern on September 20, 2016, then on September 21, 2016, Escrow Agent is hereby irrevocably and unconditionally authorized and directed by Seller and Purchaser to draw on the Letter of Credit immediately and the proceeds of the Letter of Credit shall be held and applied by Escrow Agent as the Cash Deposit pursuant to the terms of the Contract and this Escrow Agreement.

4.
Reliance and Limitation of Liability. The Escrow Agent may act in reliance upon any writing, instrument or signature which it, in good faith, believes to be genuine; may assume the validity and accuracy of any statements or assertions contained therein; and may assume the authorization of any person signing such writing. The Escrow Agent shall not be liable for any loss or damage resulting from:

a.	The default, error, action or omission of any party to this Escrow Agreement.

b.	Penalties, loss of principal or any delays in the withdrawal of funds, which may be imposed by the depository.

c.
Loss or impairments of funds while those funds are in the course of collection or while those funds are on deposit in a financial institution if such a loss or impairment results from the failure, insolvency or suspension of the financial institution.

d.	Any levies by taxing authorities related to the Deposit.

e.	Any loss arising from the fact the Deposit exceeds the amount not insured by the Federal Deposit Insurance Corporation.

f.
The Escrow Agent’s compliance with any legal process, subpoena, writs, orders, judgments and decree of any court whether issued with or without jurisdiction and whether or not consequently vacated, modified, set aside or reversed.

g.	Any acts or omissions of any kind unless caused by its willful misconduct or gross negligence.

5.
Defaults, Non-performance and Disputes. If written notice of a default, non-performance or dispute is given to the Company by any party, the Company will promptly notify all other parties in writing in accordance with provision 7 of this Escrow Agreement. Three (3) business days after proper notice by the Company as set forth herein, the Deposit will be released pursuant to the demand, unless contrary written instructions are received from any other party(ies) to the Escrow Agreement. If contrary written instructions are received by the Company prior to the expiration of three (3) business days after proper notice, the Company will not disburse the Deposit until it receives a mutual written agreement of all parties to this Escrow Agreement or upon receipt of an appropriate final, nonappealable court order. The foregoing provisions of this Section 5 shall not apply to a written request for return of the Deposit from Purchaser on or before 5:00 PM Eastern on September 16, 2016 in accordance with Section 3 above.

6.
Resignation and Interpleader. The Escrow Agent may resign at any time. At the time of the resignation, the parties must appoint a successor escrow agent within five (5) business days. If none is appointed, the Company may petition a court of competent jurisdiction to appoint a successor escrow agent. In the event of a disagreement about the interpretation of this Escrow Agreement, the Company, may, in its sole discretion, file an action in interpleader or other court action to resolve the disagreement. All parties agree to (a) indemnify the Company for any and all attorneys’ fees and costs expended and (b) permit the Company to deduct from the Deposit any court costs and attorneys’ fees reasonably incurred by the Company.

7.
Notices, Demands and Communications. All notices, demands or other communications shall be in writing and given to the person(s) to whom the notice is directed, either by: (a) actual delivery at the addresses stated below, including a national overnight delivery service, which shall be deemed effective at the time of actual delivery; (b) certified mail, return receipt requested, addressed as stated below, posted and deposited with the U.S. Postal Service, which shall be deemed effective three business days after being so deposited; or (c) e-mail transmission to the e-mail address stated below, provided that there is simultaneous deposit of such notice with a national overnight delivery service addressed as stated below, which notice shall be deemed effective upon the earlier to occur of: (i) confirmation of receipt of the e-mail transmission; or (ii) actual delivery by the overnight delivery service.

All notices, demands or other communications hereunder shall be addressed as provided in Section 15.9 of the Contract.

If to Escrow Agent:	Chicago Title Insurance Company
2400 Maitland Center Parkway, Suite 200
Maitland, FL 32751
Attention:	Juanita Schuster
Phone:	407-618-2966
E-mail:	Juanita.schuster@fnf.com

8.	Governing Law. This Escrow Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

9.
Counterparts and Originals. This Escrow Agreement may be executed in several counterparts, each of which shall be deemed an original and constitute one and the same instrument. Copies of this executed Escrow Agreement shall have the same effect as an original.

10.	Headings. The headings are for reference only and shall not define or limit the terms of this Escrow Agreement.

[END OF PAGE. SIGNATURE PAGE FOLLOWS IMMEDIATELY.]

IN WITNESS WHEREOF, the parties have executed this Escrow Agreement this day of August, 2016.

Purchaser(s):		Seller(s):
RREEF AMERICA L.L.C. By:		GREATER BOSTON MUSCULOSKELETAL CENTER REAL ESTATE COMPANY, LLC By:
Print name:		Print name:

Its:		Its:
Accepted: Chicago Title Insurance Company
Print name:	Juanita Schuster

Its:	Commercial Escrow Officer